                                                                   EXHIBIT 10.30

                              ASSET SALE AGREEMENT

      This Asset Sale Agreement (the "Agreement") is made and entered into as of the 11th day of October, 2004 (the "Effective Date") by and among Tenet MetroWest Healthcare System, Limited Partnership, a Massachusetts limited partnership ("Tenet MW"), Saint Vincent Hospital, L.L.C., a Massachusetts limited liability company ("SVH") and OHM Services, Inc., a Massachusetts nonprofit corporation ("OHM") (Tenet MW, SVH and OHM are collectively referred to herein as "Seller") and VHS Acquisition Subsidiary Number 7, Inc., a Delaware corporation ("Purchaser").

                                R E C I T A L S:

      A. Seller (I) engages in the business of delivering acute care services to the public through the acute care hospitals identified on Schedule A-1 (the "Acute Care Hospitals"), (II) owns and operates certain medical office buildings incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-2 (the "MOBs"), and (III) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-3 (the "Other Businesses") (the Acute Care Hospitals, MOBs and the Other Businesses are referred to in this Agreement collectively as the "Hospitals").

      B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets with respect to the operation of the Hospitals, for the consideration and upon the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                   ARTICLE 1

                    DEFINITIONS; SALE AND TRANSFER OF ASSETS;
                             CONSIDERATION; CLOSING

      1.1 Definitions. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the section containing the definition of each such term is set forth opposite such term.

               TERM                                 SECTION
               ----                                 -------
Accounts Receivable.........................  Section 1.10(1)
Acute Care Hospitals........................  Recitals
affiliate...................................  Section 4.6(b)
Agency Settlements..........................  Section 11.2(a)

Aggregate Amount............................  Section 10.2.2(a)(ix)
Aggregate Damage............................  Section 1.14(a)
Agreement...................................  Preamble
Annual Financials...........................  Section 2.10
Assets......................................  Section 1.9
Assumed Capital Lease Obligations...........  Section 1.2
Assumed Obligations.........................  Section 1.11
Audit Periods...............................  Section 2.8(d)
Audited Statements..........................  Section 12.12
Bills of Sale...............................  Section 1.6.1
Business Services Agreement.................  Section 1.6.11
Cash Purchase Price.........................  Section 1.2
Casualty Termination Notice.................  Section 1.14(a)
CEOs........................................  Section 2.10
CFOs........................................  Section 2.10
Claim Notice................................  Section 10.4(a)
Closing.....................................  Section 1.5
Closing Date................................  Section 1.5
Closing of Financials.......................  Section 9.4
CNOs........................................  Section 2.10
COBRA Coverage..............................  Section 5.3(d)
Code........................................  Section 2.12(b)
Competing Business..........................  Section 4.13
Confidential Information....................  Section 5.6
Confidentiality Agreement...................  Section 5.6
Consequential Damages.......................  Section 10.2.2(a)(viii)
Consultant..................................  Section 4.12
Contract and Lease Consents.................  Section 2.4(c)
Contracts...................................  Section 1.9(f)
control.....................................  Section 4.6(b)
COOs........................................  Section 2.10
Damages.....................................  Section 10.2.1
Decision Date...............................  Section 1.14(c)
Disapproved Schedules.......................  Section 12.5
Disclosure Schedule.........................  Section 2
Document Retention Period...................  Section 9.2(a)
DOJ.........................................  Section 4.11
Effective Date..............................  Preamble
Effective Time..............................  Section 1.5
Employee on Disability......................  Section 5.3(a)
Employee Settle-Up Payments.................  Section 9.8
Environmental Laws..........................  Section 2.6(c)
Environmental Permits.......................  Section 2.6(b)
Environmental Survey........................  Section 4.12
ERISA.......................................  Section 2.10

ERISA Affiliate.............................  Section 2.12(g)
Escrow Agent................................  Section 1.6.15
Escrow Amount...............................  Section 1.6.15
Estimated Payment Amount....................  Section 9.8
Exchange Act................................  Section 4.5(b)
Excluded Assets.............................  Section 1.10
Excluded Liabilities........................  Section 1.12
Excluded Multi-Facility Contracts...........  Section 1.9(f)
Fallon Purchase Agreement...................  Section 2.5
Final Balance Sheets........................  Section 1.4
Financial Statements........................  Section 2.10
FMLA........................................  Section 5.3(a)
FTC.........................................  Section 4.11
GAAP........................................  Section 1.2
Governmental Authorizations.................  Section 4.4
Governmental Entities.......................  Section 4.4
Governmental Program Transition Patients....  Section 11.3(a)
Group Purchasing Contract...................  Section 1.6.14
Hazardous Substances........................  Section 2.6(c)
Hired Employees.............................  Section 5.3(a)
Hospitals...................................  Recitals
Hospitals' Employees........................  Section 5.3(a)
HSR Act.....................................  Section 4.11
IBEW, Local 103.............................  Section 5.3(i)
Indemnified Party...........................  Section 10.4
Indemnifying Party..........................  Section 10.4(a)
Indemnity Escrow Agreement..................  Section 1.6.15
Indemnity Notice............................  Section 10.4(b)
Independent Auditor.........................  Section 1.4
Independent Consultant......................  Section 1.14(a)
Independent Consultant Process Notice.......  Section 1.14(c)
Interim Balance Sheets......................  Section 1.2
Interim Financials..........................  Section 2.10
Inventory...................................  Section 1.9(h)
IUOE Local 877..............................  Section 5.3(i)
JCAHO.......................................  Section 2.8(b)
Leadership Team.............................  Section 4.3(b)
Leased Real Property........................  Section 1.9(b)
Leasehold Title Policy......................  Section 4.8
Leases......................................  Section 1.9(e)
Licenses....................................  Section 1.9(d)
Liens.......................................  Section 1.9
Litigation..................................  Section 1.12(c)
Local 1445..................................  Section 5.3(g)
Material Contracts..........................  Section 2.4(b)
Material Leases.............................  Section 2.4(a)

MNA.........................................  Section 5.3(f)
MOBs........................................  Recitals
Monthly Financials..........................  Section 2.10
Multi-Facility Contracts....................  Section 1.9(f)
MW Natick...................................  Section 5.3(h)
Net Working Capital.........................  Section 1.2
Non-Useable Inventory.......................  Section 1.3
Notice Period...............................  Section 10.4(a)
OHM.........................................  Preamble
Offset Amounts..............................  Section 11.2(d)
Other Financial Statements..................  Section 4.5(b)
Other Businesses............................  Recitals
Owned Real Property.........................  Section 1.9(a)
Owners' Title Policy........................  Section 4.8
Permitted Exceptions........................  Section 7.7
Person......................................  Section 4.6(b)
Personal Property...........................  Section 1.9(c)
Post-Closing Adjustment Date................  Section 1.4
Post-Closing Payments.......................  Section 4.16
Powers of Attorney..........................  Section 1.6.13
Prepaids....................................  Section 1.9(g)
Purchase Price..............................  Section 1.2
Purchaser...................................  Preamble
Purchaser Group.............................  Section 10.2.1
Real Estate Assignments.....................  Section 1.6.2
Real Property...............................  Section 1.9(b)
Receivable Records..........................  Section 1.10(m)
Relevant Claim..............................  Section 10.2.2(a)(ix)
Retained Management Employees...............  Section 5.3(a)
SEIU Local 285..............................  Section 5.3(j)
Seller......................................  Preamble
Seller Aggregate Amount.....................  Section 10.3.2(a)(vi)
Seller Business Service Area................  Section 4.13
Seller Cost Reports.........................  Section 11.2(a)
Seller Group................................  Section 10.3.1
Seller Plans................................  Section 2.12(a)
Seller Relevant Claim.......................  Section 10.3.2(a)(vi)
Seller Tax Claims...........................  Section 10.2.1(e)
Sick Pay Amount.............................  Section 1.2
Submittal Date..............................  Section 1.14(c)
Superseded Agreements.......................  Section 12.14
Surveys.....................................  Section 4.8
SVH.........................................  Preamble

Tax.........................................  Section 2.16
Taxes.......................................  Section 2.16
Tax Return..................................  Section 2.16
Tenet Affiliate Contracts...................  Section 1.9(f)
Tenet MW....................................  Preamble
Termination Date............................  Section 8.1(g)
THC.........................................  Section 1.6.8
THC Guaranty................................  Section 1.6.8
Third Party Claim...........................  Section 10.4(a)
Title Commitment............................  Section 4.8
Title Company...............................  Section 4.8
Title Instruments...........................  Section 4.8
Title Policy................................  Section 4.8
Transferred Transition Patients.............  Section 11.3(c)
Transition Patients.........................  Section 11.3
Transition Services.........................  Section 11.3
Transitional Services Agreements............  Section 1.6.10
Unaudited Financials........................  Section 2.10
Usage Percentage............................  Section 1.2
Vanguard....................................  Section 4.6(b)
Vanguard Guaranty...........................  Section 12.18
WARN........................................  Section 1.11(d)

      1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets shall be One Hundred Million Three Hundred Thousand Dollars ($100,300,000) (the "Purchase Price"), plus or minus (a) the amount of Net Working Capital (as defined below) on the Closing Date, minus (b) the amount of Seller's capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement (the "Assumed Capital Lease Obligations"), minus (c) the product of the Usage Percentage and the Sick Pay Amount on the Closing Date (the sum of (a), (b) and (c) being referred to for purposes of this Agreement as the "Cash Purchase Price"). The payment of the Cash Purchase Price at Closing shall be governed by Section 1.7.

      For purposes of this Agreement, "Net Working Capital," as of any date, shall be defined as an amount equal to the difference between the (i) current assets of Seller with respect to the operation of the Hospitals, which for purposes of this calculation shall include only (A) the value of the Prepaids,
(B) the value of the Inventory and (C) other current assets associated with the Hospitals to the extent they have value and are reflected on the Financial Statements, and (ii) the current liabilities of Seller which are payable to third parties with respect to the operation of the Hospitals, which for purposes of this calculation shall only include (A) Accounts Payable (excluding credit balances of patient accounts receivable to the extent included therein), but only to the extent it is anticipated that Purchaser will be required to fund the payment of such Accounts Payable after the Effective Time (for example, if Seller has keyed in, or expects to key in as of the Closing, certain portions of the Accounts Payable for payment by Seller after the Closing, such portion of the Accounts Payable would not be included in the calculation of Net Working Capital), (B) Accrued Expenses, (C) Accrued Payroll, (D) Accrued Paid Time Off and

(E) Other Current Liabilities (as such terms are utilized on the Interim Balance Sheets and the Final Balance Sheets). For purposes of this Agreement, "Usage Percentage" shall be defined as the percentage set forth on Schedule 1.2-a. For purposes of this Agreement, "Sick Pay Amount" shall be defined as the amount of extended sick pay (Reserve Sick) obligations of Seller and/or its affiliates to the Hired Employees.

      At least seven (7) calendar days but no more than fifteen (15) calendar days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the latest available unaudited balance sheets of Seller (as of the end of a calendar month) with respect to the operation of the Hospitals (the "Interim Balance Sheets"). The Interim Balance Sheets shall (I) be prepared in conformity with generally accepted accounting principles consistently applied ("GAAP") to the extent described in, and qualified by, Section 2.10, (II) include a calculation of Net Working Capital, the Assumed Capital Lease Obligations and the Sick Pay Amount and (III) be attached hereto as Schedule 1.2-b. The amounts set forth in the Interim Balance Sheets shall be subject to adjustment as provided in Sections 1.3 and 1.4 below.

      1.3 Inventory. Seller shall cause an inventory to be taken of the Inventory by employees or representatives of Seller or its affiliates, with said inventory to be taken in accordance with Seller's policies and procedures and the policies and procedures used in connection with determining inventory for purposes of preparing the Unaudited Financials, as near in time as possible (but in no event more than ten days prior) to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall permit representatives or employees of Purchaser to observe such inventory process. During the course of the inventory process, Purchaser shall be permitted to designate which specific items of inventory are, using Purchaser's reasonable discretion, not useable by Purchaser in the operation of the Hospitals after the Effective Time (the "Non-Useable Inventory"). The cost of conducting the inventory shall be borne by Seller. All inventory items that are not obsolete and that are not among the Non-Useable Inventory shall be valued at the lesser of cost or current market value. The parties acknowledge that the inventory to be taken pursuant to this Section 1.3 will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory will not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of the Interim Balance Sheets, Net Working Capital shall include the book value of the Inventory with respect to the operation of the Hospitals as reflected by the latest available unaudited balance sheets of Seller. For purposes of the Final Balance Sheets, the portion of Net Working Capital attributable to the Inventory shall be the value of the Inventory as determined pursuant to this Section 1.3.

      1.4   Post-Closing Adjustment to Purchase Price. Within one hundred twenty
(120) calendar days after the Closing Date, the final unaudited balance sheets of the Hospitals as of the Closing Date (the "Final Balance Sheets"), which shall include a calculation of Net Working Capital as of the Closing Date, the Assumed Capital Lease Obligations and the Sick Pay Amount, shall be prepared by Seller and delivered to Purchaser. Purchaser, in connection with its review of the Final Balance Sheets, shall be permitted to review work papers of Seller or its accountants with respect to the preparation of the Final Balance Sheets and the books and records of Seller reasonably related thereto. The Interim Balance Sheets and the Final Balance Sheets shall be prepared in a manner consistent with the terms of Section 2.10. If Purchaser disputes any entry on the Final Balance Sheets that affects the calculation of Net Working

Capital, the Assumed Capital Lease Obligations or the Sick Pay Amount, Purchaser shall notify Seller in writing (which writing shall contain Purchaser's determination of the amount of the disputed entry) within forty-five (45) calendar days after Purchaser's receipt of the Final Balance Sheets from Seller. If Purchaser and Seller cannot resolve such dispute within thirty (30) business days after Purchaser notifies Seller in writing of such dispute, then PricewaterhouseCoopers, independent certified public accountants (the "Independent Auditor"), shall review the matter in dispute and, solely as to disputes relating to accounting issues and acting as an expert and not as an arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final recalculation of the Cash Purchase Price). In the event that all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Independent Auditor under this Section 1.4 occurring following the resolution of such legal dispute. Such decision of the Independent Auditor shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by both Seller and Purchaser in proportion to the relevant amount each party's determination has been modified.

      Within fifty (50) calendar days after Purchaser's receipt of the Final Balance Sheets from Seller or, if disputed by Purchaser, within five (5) business days after the earlier of (a) the date Purchaser and Seller finally resolve such dispute and recalculate the Cash Purchase Price accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the "Post-Closing Adjustment Date"), either (i) Seller shall pay Purchaser in cash or in other immediately available funds the amount of any decrease in the Cash Purchase Price, or (ii) Purchaser shall pay Seller in cash or in other immediately available funds the amount of any increase in the Cash Purchase Price.

      1.5 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. on December 31, 2004, at the offices of McDermott Will & Emery LLP, 2049 Century Park East, Suite 3400, Los Angeles, California 90067 or such other date, time and place as the parties shall mutually agree ("Closing Date"); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date. The Closing with respect to each Hospital shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (determined by reference to the local time zone in which the Hospital is located) on the next day after the Closing Date (the "Effective Time").

      1.6   Items to be Delivered by Seller at Closing.

            At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate:

            1.6.1 General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit 1.6.1 attached hereto (the "Bills of Sale");

            1.6.2 Assignment and Assumption of Real Estate Leases in the form of
Exhibit 1.6.2 attached hereto with respect to each Leased Real Property (the "Real Estate Assignments");

            1.6.3 Limited Warranty Deed(s) (or such other deed comparable to limited warranty deed(s) as is applicable to the jurisdiction at issue) in the form of Exhibit 1.6.3 attached hereto;

            1.6.4 favorable original certificates of good standing, or comparable status, of Seller, issued by (a) the respective states of incorporation and organization of each Seller and (b) each state in which (i) Seller is qualified to do business as a foreign corporation or other entity and
(ii) each Hospital is located, dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

            1.6.5 an opinion of Seller's or Seller's affiliates' in-house counsel in substantially the form attached hereto as Exhibit 7.6;

            1.6.6 a certificate of the President or any Vice President of each Seller certifying to Purchaser (a) the accuracy in all material respects of the representations and warranties set forth in Article 2 hereof, and compliance with Seller's covenants set forth in this Agreement and (b) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;

            1.6.7 a certificate of the corporate Secretary of each Seller which is a corporation and the corporate Secretary of the Seller-affiliated general partner of any Seller which is a partnership and the corporate Secretary of the Seller-affiliated member of any Seller which is a member-managed limited liability company certifying to Purchaser (a) the incumbency of the officers of Seller and of each such Seller-affiliated general partner and of each such Seller-affiliated member on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the sole director of each Seller which is a corporation, the sole director of the Seller-affiliated general partner(s) of each Seller which is a partnership, the sole director of the Seller-affiliated member of each Seller which is a member-managed limited liability company and of the shareholder(s), partners, and/or members, as applicable of each Seller authorizing (i) the transfer of the Assets and Assumed Obligations by each Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by each Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

            1.6.8 Guaranty Agreement of Tenet Healthcare Corporation, a Nevada corporation ("THC"), in the form of Exhibit 1.6.8 attached hereto (the "THC Guaranty");

            1.6.9 a certificate of the Secretary of THC certifying to Purchaser
(i) the incumbency of the officers of THC on the Closing Date and bearing the authentic signatures of all such officers who shall execute the THC Guaranty and
(ii) that all necessary corporate action has been taken by THC in order to authorize the execution, delivery and performance of the THC Guaranty;

            1.6.10 if requested by Purchaser, the Transitional Services Agreements, which shall be substantially in the form of Exhibit 1.6.10 attached hereto (the "Transitional Services Agreements");

            1.6.11 the Business Services Agreement, which shall be in the form of Exhibit 1.6.11 attached hereto (the "Business Services Agreement"), pursuant to which Purchaser will bill Seller's accounts receivable for sixty (60) days following the Closing Date;

            1.6.12 UCC termination statements for any and all financing statements (which do not correspond to a Permitted Exception or an agreement which is among the Assumed Obligations) filed with respect to the Assets, the failure of which to obtain at Closing would have a material adverse effect on the Assets or the business of the Hospitals;

            1.6.13 Limited Powers of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit
1.6.13 attached hereto (the "Powers of Attorney");

            1.6.14 the Group Purchasing Contract in the form of Exhibit 1.6.14 attached hereto (the "Group Purchasing Contract");

            1.6.15 the Indemnity Escrow Agreement by and among Seller, Purchaser and a financial institution acceptable to Seller and Purchaser (the "Escrow Agent"), substantially in the form of Exhibit 1.6.15 attached hereto (the "Indemnity Escrow Agreement"), which Escrow Agreement shall contain the following terms: (a) the term of the Escrow Agreement shall be two (2) years after the Closing Date, (b) the amount which Purchaser shall deposit in the escrow at Closing shall be $7,500,000 (the "Escrow Amount"), (c) on the first anniversary of the Closing Date, any unclaimed amount contained in the escrow which exceeds $3,750,000 shall be distributed to Seller and (d) all costs of the Escrow Agent in connection with the Escrow Agreement shall be borne one-half by Seller and one-half by Purchaser;

            1.6.16 evidence reasonably satisfactory to Purchaser that, as of the consummation of the transactions contemplated by this Agreement, the Hospitals shall no longer be subject to the terms of Seller's and/or Seller's affiliates' nationwide settlement agreement regarding the Americans with Disabilities Act; and

            1.6.17 such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.7   Items to be Delivered by Purchaser at Closing.

            At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

            1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheets (subject to adjustment as described in Section 1.4), minus the Escrow Amount, as adjusted to reflect the prorations provided in Section 1.8 and any adjustments to the Cash Purchase Price pursuant to Section 1.14. Such amounts shall be payable by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing;

            1.7.2 payment of the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds;

            1.7.3 a certificate of the President or any Vice President of Purchaser certifying to Seller (a) the accuracy in all material respects of the representations and warranties set forth in Article 3 hereof, (b) compliance with Purchaser's covenants set forth in this Agreement, (c) that Purchaser has obtained all material licenses, permits, determinations of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and (d) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

            1.7.4 a certificate of the Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

            1.7.5 an opinion of Purchaser's in-house counsel in substantially the form attached hereto as Exhibit 6.4;

            1.7.6 favorable original certificate of good standing, or comparable status, of Purchaser, issued by each of the Delaware and Massachusetts Secretaries of State dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

            1.7.7 the Bills of Sale;

            1.7.8 the Real Estate Assignments;

            1.7.9 if requested by Purchaser, the Transitional Services Agreements (along with the payment to Seller by wire transfer of immediately available funds of any amounts which must be made by Purchaser to Seller or any affiliate of Seller concurrent with the execution thereof);

            1.7.10 the Business Services Agreement;

            1.7.11 the Powers of Attorney;

            1.7.12 the Group Purchasing Contract;

            1.7.13 the Indemnity Escrow Agreement; and

            1.7.14 such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

      1.8 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, or as reflected in Net Working Capital on the Interim Balance Sheets or the Final Balance Sheets, Purchaser and Seller shall prorate (as of the Effective Time), if applicable, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern. As to power and utility charges, "final readings" as of the Closing Date shall be ordered from the utilities; the cost of obtaining such "final readings," if any, to be paid for equally by Seller and Purchaser. To the extent any amounts described in this Section 1.8 cannot be conclusively determined as of the Effective Time, the parties will mutually agree upon a good faith estimate thereof based upon the then most currently available information related thereto, and shall reflect such mutual agreement on the settlement statement delivered in connection with Closing. Concurrent with the delivery of the Final Balance Sheets, Seller shall deliver Purchaser a statement setting forth any required adjustments to amounts paid at Closing with respect to the matters described in Section 1.8, together with supporting documentation related thereto. No later than the Post-Closing Adjustment Date, Purchaser or Seller, as appropriate, shall pay to the other the amounts set forth therein. No provision of this Section 1.8 shall be interpreted to negate in any way Seller's rights under Section 1.10

      1.9 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of each Seller's right, title and interest in and to all of the assets owned or used by each Seller in connection with the operation of any Hospital, other than the Excluded Assets, including, without limitation, the following assets and properties, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances ("Liens") other than Permitted Exceptions, such transfer being deemed to be effective at the Effective Time (collectively, the "Assets"):

            (a) all of the real property that is owned by such Seller and used with respect to the operation of any Hospital, including, without limitation, the real property that is described in Schedule 1.9(a) (such description to include a legal description and address), together with Seller's rights to all buildings, improvements and fixtures located thereupon and all construction in progress, rights, privileges and appurtenances thereto (collectively, the "Owned Real Property");

            (b) all of the real property that is leased by such Seller and used with respect to the operation of any Hospital consisting of the leased real property described in Schedule 1.9(b), together with all buildings, improvements and fixtures located thereupon and all construction in progress, rights, privileges and appurtenances thereto (the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the "Real Property");

            (c) all of the tangible personal property owned by such Seller with respect to the operation of any Hospital, including all medical and other equipment, furniture, fixtures, machinery, vehicles, office furnishings, computers, other data processing equipment, related software applications and leasehold improvements (the "Personal Property"), including, without limitation, the Personal Property described in Schedule 1.9(c);

            (d) all of such Seller's rights, to the extent assignable or transferable, to all licenses, provider numbers, permits, approvals, determinations of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to such Seller with respect to the ownership of the Assets and operation of any Hospital (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.9(d);

            (e) all of such Seller's interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of any Hospital (the "Leases"), including, without limitation, those leases described in Schedule 1.9(e); it being understood that, subject to the terms of Section 9.3, if any Lease is not assignable at the Closing, but later becomes assignable (as a result of obtaining the counterparty's consent or otherwise) such Lease shall at such time become an Asset owned by Purchaser;

            (f) all of such Seller's interest, to the extent assignable or transferable, in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of any Hospital (collectively, the "Contracts"), including, without limitation, those Contracts described in Schedule 1.9(f); provided, however, the term Contracts as used in this Agreement shall exclude, subject to Section 9.3, (i) multi-hospital contracts as to which one of the Hospitals and one or more of Seller's or Seller's affiliates' other acute care hospitals (which are not among the Hospitals) participate (the "Multi-Facility Contracts") and (ii) all national or regional contracts of Seller or any affiliate thereof which are made available to any of the Hospitals by virtue of such Hospital being an affiliate of THC or its affiliates (the "Tenet Affiliate Contracts") (the Multi-Facility Contracts and the Tenet Affiliate Contracts collectively are referred to as the "Excluded Multi-Facility Contracts"); it being understood that, subject to the terms of
Section 9.3, if any Contract is not assignable at the Closing, but later becomes assignable (as a result of obtaining the counterparty's consent or otherwise) such Contract shall at such time become an Asset owned by Purchaser;

            (g) all of those advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date, subject to the prorations provided in Section 1.8 of this Agreement, which were made with respect to the operation of any Hospital, the categories of which are set forth on Schedule 1.9(g) (the "Prepaids");

            (h) except as excluded by Sections 1.10(j) and 1.10(y), all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at any of the Hospitals, or used with respect to the operation of any of the Hospitals (the "Inventory");

            (i) except as excluded by Sections 1.10(d), 1.10(e), 1.10(h) and 1.10(o), all documents, records, operating manuals, files and computer software with respect to the operation of any of the Hospitals, including, without limitation, all patient records, medical records, employee records, financial records with respect to the operation of any of the Hospitals, equipment records, construction plans and specifications, and medical and administrative libraries;

            (j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

            (k) all goodwill of the businesses evidenced by the Assets;

            (l) all insurance proceeds arising in connection with property damage to the Assets occurring after the Effective Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

            (m) the names, symbols, telephone numbers and world-wide web addresses used with respect to the operation of the Hospitals, including, without limitation, the names of the Hospitals set forth on Schedule 1.9(m) and all variants thereof;

            (n) any current assets of Seller with respect to the operation of any of the Hospitals (which are not otherwise specifically described above in this Section 1.9) to the extent included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4; and

            (o) all claims of Seller (whether known or unknown, contingent or otherwise) against third parties (other than affiliates of Seller) with respect to the service and/or maintenance of any tangible Assets arising after the Effective Date and prior to the Effective Time, other than those claims as to which Seller has a right to money damages based on a prior expenditure of money with respect to any such tangible Assets;

PROVIDED, HOWEVER, that the Assets shall not include the Excluded Assets as defined in Section 1.10 below.

      1.10 Excluded Assets. Notwithstanding anything to the contrary in Section 1.9, Seller shall retain the following assets of Seller (collectively, the "Excluded Assets"):

            (a) cash, cash equivalents and short-term investments;

            (b) all intercompany receivables of Seller with any of Seller's affiliates;

            (c) any current assets of Seller with respect to the operation of any of the Hospitals which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

            (d) computer software, programs and hardware or data processing equipment which is proprietary to Seller and/or Seller's affiliates, data processing system manuals and licensed software materials, as more particularly described in Schedule 1.10(d);

            (e) all of Seller's or any affiliate of Seller's proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

            (f) any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan;

            (g) the Excluded Multi-Facility Contracts;

            (h) the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names, symbols or world-wide web addresses (including, without limitation, any world-wide web address containing "tenethealth.com") not used exclusively at any of the Hospitals, all abbreviations and variations thereof, and trademarks, trade names, service marks, copyrights and any applications therefor, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

            (i) all current contracts between Seller and any affiliate of Seller with respect to the operation of any Hospital, except those approved in writing by Seller and Purchaser to be assigned to Purchaser on or after the Effective Time;

            (j) the portions of Inventory, Prepaids and other Assets disposed of, expended or canceled, as the case may be, by any Seller after the Effective Date and prior to the Effective Time in the ordinary course of business;

            (k) assets owned and provided by vendors of services or goods to any of the Hospitals;

            (l) all accounts, notes, interest and other receivables of Seller, including accounts, notes or other amounts receivable from physicians, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services by Seller prior to the Effective Time to inpatients and outpatients at any Hospital, billed and unbilled, recorded and unrecorded, whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, TRICARE, Blue Cross, or by any other source (collectively, "Accounts Receivable");

            (m) all documents, records, correspondence, work papers and other documents relating to the Accounts Receivable, the Seller Cost Reports or Agency Settlements (the "Receivable Records");

            (n) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods prior to the Effective Time, and the right to pursue appeals of same;

            (o) all of Seller's corporate or organizational record books and minute books;

            (p) any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Section 1.14(b)(ii);

            (q) all insurance proceeds arising in connection with property damage to any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Section 1.14(b)(ii);

            (r) all unclaimed property of any third party which is subject to applicable escheat laws;

            (s) all claims, rights, interests and proceeds (whether received in cash or by credit to amounts otherwise due to a third party) with respect to amounts overpaid by Seller to any third party with respect to periods prior to the Effective Time (e.g. such overpaid amounts may be determined by billing audits undertaken by Seller or Seller's consultants) and which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

            (t) all bank accounts of Seller;

            (u) all rights, claims and choses in action of Seller and its affiliates with respect to periods prior to the Effective Time, and any payments, awards or other proceeds resulting therefrom with respect to periods prior to the Effective Time, with the exception of any such rights, claims, choses in action, payments, awards or other proceeds to the extent included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

            (v) all writings and other items that are protected from discovery by the attorney-client privilege, the attorney work product doctrine or any other cognizable privilege or protection, which are further described by way of example, rather than limitation, on Schedule 1.10(v);

            (w) all assets located outside the Commonwealth of Massachusetts; provided that such assets are not recorded on the balance sheet of any Seller as of August 31, 2004;

            (x) those advance payments, prepayments, prepaid expenses, deposits and the like, the categories of which are set forth on Schedule 1.10(x);

            (y) any Non-Useable Inventory;

            (z) Seller's current Medicare and Medicaid provider agreements and provider numbers;

            (aa) certain content of any of the Hospitals' website(s), as more particularly described on Schedule 1.10(aa); and

            (bb) any assets identified in Schedule 1.10(bb).

      1.11 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the "Assumed Obligations"):

            (a) all current liabilities of Seller with respect to the operation of any of the Hospitals prior to the Effective Time to the extent included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

            (b) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

            (c) the Leases, including the capital lease obligations of Seller listed on Schedule 1.11(c) with respect to the Hospitals, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

            (d) any and all obligations of Seller under the Worker Adjustment and Retraining Notification Act ("WARN") with respect to the operation of the Hospitals as a result of (i) the consummation of the transaction contemplated by this Agreement (provided that Seller has, with respect to the operation of the Hospitals, complied with WARN prior to the Effective Time), (ii) the acts of Purchaser or any affiliate(s) of Purchaser on and after the Effective Time (taking into account any employee terminations by Seller prior to the Effective
Time) or (iii) Purchaser's breach of its covenants with respect to the Hired Employees as set forth in Section 5.3;

            (e) the paid time off pay (excluding the Sick Pay Amount as of the Closing Date, the assumption of which is set forth in Section 1.11(f)) to the extent included in Net Working Capital;

            (f) the Sick Pay Amount as of the Closing Date (as finally determined pursuant to Section 1.4);

            (g) all unpaid real and personal property taxes, if any, that are not past due attributable to the Assets prior to the Effective Time, subject to the prorations provided in Section 1.8;

            (h) all unpaid bills for utilities being furnished to the Assets, subject to the prorations provided in Section 1.8; and

            (i) any other obligations and liabilities identified in Schedule 1.11(i).

It is expressly understood and agreed that Purchaser shall not assume nor shall Purchaser be liable for any liability, obligation, governmental overpayment, claim against or contract of any Seller, any affiliate of any Seller or any Hospital of any kind or nature, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of any Seller or any affiliate of any Seller, arising out of any event occurring prior to the Effective Time, unless such liability, obligation, claim or contract is expressly assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignments.

      1.12  Excluded Liabilities. Notwithstanding anything to the contrary in
Section 1.11, Purchaser shall not assume or become responsible for any of Seller's duties, obligations or liabilities that are not expressly assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignments (the "Excluded Liabilities"), and Seller shall remain fully and solely responsible for all of Seller's debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Assets or the Hospitals unless assumed by Purchaser under this Agreement, in the Bills of Sale or in the Real Estate Assignments. The Excluded Liabilities shall include, without limitation:

            (a) any current liabilities of Seller with respect to the operation of any of the Hospitals prior to the Effective Time (i) which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4 and (ii) which are not otherwise specifically included in the Assumed Obligations;

            (b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation of any of the Hospitals or any of the Assets prior to the Effective Time, other than as specifically included in the Assumed Obligations;

            (c) other than as specifically included in the Assumed Obligations, all liabilities arising out of or relating to any act, omission, event or occurrence prior to the Effective Time connected with Seller, or the operations or activities of Seller (including all such liabilities arising out of or relating to any claim, proceeding or investigation, collectively, "Litigation") arising out of or relating to any such act, omission, event or occurrence prior to the Effective Time including without limitation the Litigation set forth on
Schedule 2.11);

            (d) all liabilities of Seller in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

            (e) all liabilities of Seller for their respective shares of matching contributions for eligible beneficiaries' 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising prior to the Effective Time;

            (f) all liabilities of Seller relating to the Seller Cost Reports;

            (g) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including, without limitation, those pertaining to Medicare and Medicaid fraud or abuse;

            (h) all liabilities of Seller under the Excluded Multi-Facility Contracts;

            (i) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder;

            (j) all intercompany receivables of any Seller owed or payable to any other Seller or any of Seller's affiliates;

            (k) all liabilities and obligations of Seller in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, Blue Cross, or other third party payor programs, and any liability of Seller arising pursuant to the Medicare, Medicaid, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

            (l) other than as specifically included in the Assumed Obligations, and subject to Sections 1.8 and 12.12, all federal, state, foreign or local tax liabilities or obligations of Seller in respect of periods ending prior to the Effective Time, including, without limitation, any income tax, any franchise tax, any sales and/or use tax, and any FICA, FUTA, workers' compensation and any and all other taxes due and payable as a result of the exercise by the Hospitals' Employees of such employees' right to vacation, sick leave and holiday benefits accrued while in the employ of Seller;

            (m) other than as specifically included in the Assumed Obligations, all liability for any and all claims by or on behalf of Seller's employees to the extent such liability relates to the period ending prior to the Effective Time, including, without limitation, liability relating to such time period for
(i) any pension, profit sharing, deferred compensation or any other employee health and welfare benefit plans, (ii) any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and (iii) all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of Seller's employees;

            (n) all liabilities or obligations (without regard to when such liability or obligation is actually due and/or payable by Seller) arising out of any breach by Seller prior to the Closing of any Lease or Contract, but only with respect to the period from the date of the breach through the Closing;

            (o) all liabilities or obligations arising at any time under those Contracts identified in Section 1.10(i);

            (p) amounts due from Seller or alleged to be due from Seller at any time to Fallon Community Health Plan or any other third party payor in respect of periods prior to the Effective Time, including, without limitation, any Offset Amounts; and

            (q) all liabilities or obligations identified on Schedule 1.12(q).

      1.13 Disclaimer of Warranties. Except as expressly set forth in Article 2 hereof, the Assets consisting of the Real Property, the Personal Property and the Inventory transferred to Purchaser will be sold by Seller and purchased by Purchaser in their physical condition at the Effective Time, "AS IS, WHERE IS AND WITH ALL FAULTS AND NONCOMPLIANCE WITH LAWS" WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of the Personal Property and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Effective Time.

      1.14 Risk of Loss. The risk of loss or damage to any of the Assets, Personal Property, Owned Real Property, the Hospitals and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain its insurance policies covering the Assets, Personal Property, Owned Real Property, the Hospitals and all other property through the Effective Time.

            (a) With respect to the Hospitals (including the Real Property and other Assets related thereto), if prior to the Closing, all or any part of one or more Hospital is destroyed or damaged by fire or the elements or by any other cause where the cost to repair, restore and/or replace such damage or destruction is in the aggregate (the "Aggregate Damage") less than or equal to twenty percent (20%) of the Purchase Price, the parties' duties and obligations under this Agreement shall not be affected and, subject to the conditions precedent to Closing set forth in Articles 6 and 7, the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital(s) or other affected Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Cash Purchase Price. If prior to the Closing, all or any part of one or more Hospital is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Seller shall promptly notify Purchaser in writing of the occurrence of such damage or destruction and Purchaser may elect to (i) purchase such Hospitals, or take assignment of such Leased Real Property, and, subject to the conditions precedent to Closing set forth in Articles 6 and 7, the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction loss and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital(s) or other affected Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Cash Purchase Price) or (ii) terminate this Agreement by written notice to Seller no later than the date which is seven (7) calendar days after the date
(A) Seller notifies Purchaser in writing of the occurrence of such damage or destruction and (B) Seller and Purchaser agree in writing upon the amount of the Aggregate Damage (the "Casualty Termination Notice"); provided, however, that in no event shall the Casualty Termination Notice be provided after the Closing, provided, however, further (but subject to the last sentence of this Section 1.14(a)) that the Closing shall be delayed until Purchaser is given the opportunity to give the Casualty Termination Notice. In no event shall any such delay in the Closing affect or otherwise change the Termination Date set forth in Section 8.1(g). If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by Centex Rodgers (the "Independent Consultant") pursuant to Section 1.14(c) and Purchaser's right to provide a Casualty Termination Notice, if any, shall be pursuant to Section 1.14(c) (and not this Section 1.14(a)).

            (b) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain proceeding which would in Purchaser's reasonable judgment materially adversely impair access to the Real Property or be materially adverse to the operation of the Hospitals, Purchaser may elect to (i) purchase such affected Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any award in such eminent domain proceeding) or (ii) not purchase the affected Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (ii) of the preceding sentence, the adjustment shall be resolved by the Independent Consultant pursuant to
Section 1.14(c).

            (c) If on and after the date which is fifteen (15) calendar days after the initial occurrence described in either Section 1.14(a) or Section 1.14(b), Purchaser and Seller are unable to agree to a resolution of the applicable matter (as described in the last sentence of Section 1.14(a) or the last sentence of Section 1.14(b)), either Seller or Purchaser shall have the right, by providing written notice to the other, to invoke the following process described in this Section 1.14(c) in order to resolve the applicable dispute (the "Independent Consultant Process Notice"): Within fifteen (15) calendar days after Seller's or Purchaser's receipt of the Independent Consultant Process Notice (the "Submittal Date"), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.14(a) or 1.14(b), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date (the "Decision Date"), the Independent Consultant, acting as an expert and not as an arbitrator, shall select either the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Seller or the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Purchaser as the definitive amount of the Aggregate Damage (and any applicable adjustment to the Cash Purchase Price). If the Aggregate Damage as determined by the Independent Consultant exceeds twenty percent (20%) of the Purchase Price, Purchaser shall have the right to terminate this Agreement by delivery of a Casualty Termination Notice to Seller (provided that such Casualty Termination Notice is provided no later than seven (7) calendar days after the Decision Date). If either Purchaser or Seller fails to timely provide its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, the Aggregate Damage (and any applicable Cash Purchase Price adjustment) shall be the amount proposed by the submitting party provided that the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Purchaser shall within seven (7) calendar days after the Submittal Date have the right to provide a Casualty Termination Notice and terminate this Agreement. If neither party submits its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, no adjustment to the Cash Purchase Price shall be made and Purchaser shall not have the right to provide a Casualty Termination Notice. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by the party whose proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) is not selected by the Independent Consultant. Upon any such determination of the adjustment to the Cash Purchase Price in accordance with this Section 1.14, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement. If pursuant to either Section 1.14(a) or 1.14(b), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Consultant and either the Submittal Date or the Decision Date falls on a day which is on or after the Termination Date, the parties acknowledge and agree that any such event shall not affect the Termination Date set forth in
Section 8.1(g).

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each Seller jointly and severally hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Effective Date, as may be amended pursuant to the terms of this Agreement (the "Disclosure Schedule") hereby delivered by Seller to Purchaser. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

      2.1 Authorization. Seller has full corporate power and authority to enter into this Agreement and full power and authority to carry out the transactions contemplated hereby.

      2.2 Binding Agreement. All corporate and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly executed, taken or obtained by Seller. No other corporate or other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

      2.3   Organization and Good Standing; No Violation.

            (a) Except with respect to any Seller which is a partnership or a limited liability company, each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Seller which is a partnership or a limited liability company is duly organized and validly existing under the laws of the state of its organization. Each Seller has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

            (b) Except as set forth on Schedule 2.3(b), neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby by Seller nor compliance with any of the material provisions hereof by Seller, will violate, conflict with or result in a breach of any material provision of Seller's articles of incorporation or bylaws, respectively or other organizational documents with respect to any Seller which is a partnership or a limited liability company.

      2.4   Contracts and Leases.

            (a) Schedule 1.9(e) includes a list of all Leases in respect of Real Property or Personal Property (i) which (A) require lease payments by any Seller with respect to the operation of any Hospital during the remaining term of such Lease in excess of Twenty Five Thousand Dollars ($25,000), or (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of thirty (30) calendar days or less, (ii) which are with any of the Hospitals' referral sources (as determined by applicable health care laws, rules and regulations), including, without limitation, any physicians on any Hospital's medical staff, (iii) which are equipment leases treated as capital leases for financial accounting purposes or (iv) in which any Seller is a lessee of Real Property or an interest in Real Property. Schedule 1.9(e) and/or
Schedule 2.7(b) includes a list of all Leases in respect of Real Property or Personal Property which contain a covenant not to compete or restrictive covenant which is binding upon any Seller and/or the operation of any of the Hospitals. The Leases set forth on Schedule 1.9(e) are referred to herein as the "Material Leases".

            (b) Schedule 1.9(f) includes a list of all Contracts (i) which (A) require the payment by any Seller with respect to the operation of any Hospital during the remaining term of such instrument in excess of Twenty Five Thousand Dollars ($25,000), or (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of thirty
(30) calendar days or less, (ii) which are with any of the Hospitals' referral sources (as determined by applicable health care laws, rules and regulations), including, without limitation, any physicians on any Hospital's medical staff or
(iii) which relate to joint ventures (in the form of partnerships, limited liability companies or corporations) in which any Seller has an equity interest.
Schedule 1.9(f) and/or Schedule 2.7(b) includes a list of all Contracts which contain a covenant not to compete or restrictive covenant which is binding upon any Seller and/or the operation of any of the Hospitals. The Contracts set forth on Schedule 1.9(f) are referred to herein as the "Material Contracts".

            (c) Except as set forth on Schedule 2.4(c), each Material Contract and Material Lease is in full force and effect and is the valid and binding obligation of Seller and, to the knowledge of Seller, of each other party thereto, except where a failure of the Material Contracts or the Material Leases to be in full force and effect is not material, individually or in the aggregate, to the operation of the Hospitals. No provision of this Section 2.4(c) shall apply to any failure to obtain consents to the assignment of the Contracts and Leases from the third parties to the Contracts and Leases in which consent is required to assign the Contracts and Leases to Purchaser (the "Contract and Lease Consents").

            (d) Schedule 2.4(d) sets forth a list of the Excluded Multi-Facility Contracts which are material to the operation of the Hospitals.

      2.5 Required Consents. Except as set forth on Schedule 2.5 and the rights of Fallon Foundation, Inc. pursuant to Sections 10.8 and 10.9 of the Fallon Purchase Agreement (as defined below), Seller is not a party to or bound by, nor are any of the Assets subject to, any mortgage, material Lien, deed of trust, Material Lease, Material Contract, or any material order, judgment or decree which (a) requires the consent of another to the execution of this Agreement or (b) requires the consent of another to consummate the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute (with or without notice or lapse of time or both) a default under, any Material Contract or Material Lease to which Seller is a party, or which is binding on Seller, or to which the Assets are subject. The consummation of the transactions contemplated by this Agreement will not give any other party to any such Material Contract or Material Lease a right to cancel or terminate the same, a right to modify or amend the terms thereof, or result in an acceleration of the maturity or performance of any obligation under any such Material Contract. No such breach, default, cancellation, termination, modification or amendment or acceleration described in this Section 2.5 would prevent Seller from consummating the transactions contemplated by this Agreement, or would result in the creation of any Lien or liability on any material assets of Seller, including without limitation the Assets. No provision of this Section
2.5 (other than the first sentence of this Section 2.5) shall apply to any failure to obtain the Contract and Lease Consents. Prior to Closing, Seller will give all notices required to be given to Fallon Foundation, Inc. under that certain Amended and Restated Asset Purchase Agreement dated as of April 22, 1996, as amended, among S.V. Hospital, L.L.C., Provident Nursing Homes, Inc., OHM Services, Inc., OHM Health Initiatives, Inc., Clini-Tech Laboratories, Inc., Fallon Foundation, Inc., Saint Vincent Healthcare System, Inc., Saint Vincent Hospital, Inc., SVH Services, Inc., Saint Vincent Management Corporation, Certified Nursing Services, Inc., CliniTech Services, Inc., Saint Vincent Faculty Practice, Inc., Saint Vincent Physician Associates, Inc., and Providence House Nursing Home, Inc. (the "Fallon Purchase Agreement"), such that the rights of first refusal granted to Fallon Foundation, Inc. under such agreement will terminate prior to Closing. Except as set forth on Schedule 5.14, Purchaser will acquire and own the Hospitals free and clear of all conditions, limitations and obligations of Seller and its affiliates described in the Fallon Purchase Agreement.

      2.6   Compliance With Laws and Contracts.

            (a) Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospitals, is in compliance with all applicable laws, statutes, ordinances, orders, rules, regulations, policies, guidelines, licenses, certificates, determinations of need, judgments or decrees of all judicial or governmental authorities (federal, state, local, foreign or otherwise), except where the failure to be in such compliance would not have a material adverse effect on the Assets or the business of the Hospitals. Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospitals, has not been charged with or given notice of, is not subject to any corporate integrity or settlement agreement or subpoena binding on a successor owner of any of the Hospitals, is not subject to any subpoena with respect to any of the Hospitals, and to the best knowledge of Seller, Seller, with respect to the operation of the Hospitals, is not under investigation with respect to, in violation of, or under any obligation to take remedial action under, any applicable (i) material law, statute, ordinance, rule, regulation, policy or guideline promulgated, (ii) material license, certificate or determination of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or governmental authority relating to the Hospitals or the business of the Hospitals. Notwithstanding the foregoing, no provision of this Section 2.6(a) shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws (as defined in Section 2.6(c) below).

            (b) Except as set forth in Schedule 2.6(b), Seller's ownership and operation of the respective Hospitals and the Assets are and have been in compliance with all Environmental Laws, except where the failure to be in such compliance would not have a material adverse effect on the Assets or the business of the Hospitals. Each Seller has obtained all licenses, permits and approvals necessary or required under all applicable Environmental Laws (the "Environmental

Permits") for the ownership and operation of its respective Hospitals and the Assets. All such Environmental Permits are in effect and, to Seller's knowledge, no action to revoke or modify any of such Environmental Permits is pending. There is not now pending or, to Seller's knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller's potential liability under Environmental Laws in connection with the ownership or operation of the Hospitals or the Assets. To Seller's knowledge, there has not been a release or threatened release of any Hazardous Substance at, upon, in, under or from the Hospitals or the Assets at any time At no time during Seller's ownership of the Real Property, and to Seller's knowledge at no time during others' ownership of the Real Property, have any Hazardous Substances been present on the Real Property except as may be utilized as a matter of course in Hospital operations and in accordance with applicable Environmental Laws.

            (c) For the purposes of this Agreement, the term "Environmental Laws" shall mean all state, federal or local laws, ordinances, codes or regulations relating to Hazardous Substances or to the protection of the environment, including, without limitation, laws and regulations relating to the storage, treatment and disposal of medical and biological waste. For purposes of this Agreement, the term "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Laws, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

            (d) Except as set forth in Schedule 2.6(d), To Seller's knowledge, Seller has performed all material obligations relating to the Assets and the business of the Hospitals, and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor is there any claim of such breach or default with respect to any obligation to be performed, under any Material Contract, Material Lease, guaranty, indenture or loan agreement relating to the Assets or the business of the Hospitals, which breach or default or its consequences might materially adversely affect the Assets or the business of the Hospitals. No provision of this Section 2.6(d) shall apply to any failure to obtain the Contract and Lease Consents.

            (e) Seller is not in breach or default under, nor to Seller's knowledge do any circumstances exist which with or without notice or lapse of time, or both, would result in a breach or default under, nor is there any claim of such breach or default with respect to, any of Seller's obligations described on Schedule 5.14 relating to the operation of the Hospitals prior to the Effective Time.

            (f) Notwithstanding any provision to the contrary contained in this Agreement, no provision of Section 2.6 shall be deemed a representation or warranty by Seller as to compliance with the Americans with Disabilities Act.

      2.7   Title; Sufficiency.

            (a) Except as set forth in Schedule 2.7(a), (i) each Seller has good and marketable fee simple or leasehold title, as the case may be, to its respective Real Property and (ii) each Seller has good and valid title to its respective Personal Property.

            (b) The Real Property and the Personal Property is held by each respective Seller free and clear of all Liens, and is not, in the case of the Real Property, subject to any rights-of-way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to such properties, (i) Liens for current real property taxes and assessments not yet due and payable, (ii) rights of way, building or use restrictions, exceptions, easements, covenants, variances, reservations and other limitations of any kind, if any, which do not materially impair the ordinary business operations of any particular Hospital or for which, in respect of matters affecting title to the Real Property, title insurance coverage has been obtained, and (iii) other such encumbrances as are set forth in Schedule 2.7(b). None of the Real Property is subject to a pending, or to Seller's knowledge threatened, condemnation or similar proceeding.

            (c) The Inventory with respect to each Hospital is, and at the Closing Date will be, maintained in such quality and quantities as is consistent with such Hospital's historical practices.

            (d) The Assets and the Excluded Assets comprise substantially all of the property and assets used in the conduct of the businesses and operation of the Hospitals.

      2.8   Certain Representations with Respect to the Hospitals.

            (a) All licenses, permits, certifications and determinations of need which are necessary to operate the business of each respective Hospital by each respective Seller are valid and in good standing, except where the failure to have such licenses, permits, certifications and determinations of need would not have a material adverse effect on the Assets or the business of the Hospitals.
Schedule 2.8(a) contains an accurate list of the material licenses, permits, certifications, authorizations and determinations of need which are necessary to operate the businesses of the Hospitals by Seller, true and complete copies of which have been delivered to Purchaser or will be delivered promptly after the Effective Date.

            (b) Each Acute Care Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the period set forth in Schedule 2.8(b). With respect to the Hospitals, Seller has previously delivered to Purchaser or will promptly deliver after the Effective Date, a true and complete copy of each Hospital's most recent JCAHO accreditation survey report and deficiency list, if any; the most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal's survey and deficiency list, if any, and the corresponding plans of correction or other responses.

            (c) Each Acute Care Hospital is certified for participation in the Medicare, Medicaid and TRICARE programs, has current and valid provider contracts with each of such programs and is in compliance in all material respects with the conditions of participation in such programs. Except as set forth in Schedule 2.8(c), Seller has not received notices from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medicaid or TRICARE programs of any pending or threatened investigations with respect to the operation of the Hospitals. Seller, with respect to the operation of any Hospital, has not been excluded from the Medicare or Medicaid programs or any state health care program, and there is no pending or, to Seller's knowledge, threatened exclusion action against Seller with respect to the operation of any Hospital.

            (d) Seller has delivered or will promptly deliver to Purchaser after the Effective Date, with respect to the operation of each Hospital, true and exact copies of all cost reports which Seller filed with Medicare and Medicaid for the last three (3) years, as well as all material correspondence and other material documents relating to any disputes and/or settlements with Medicare or Medicaid within the last three (3) years. Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medicaid (if required) and Blue Cross (if required) through the periods set forth in Schedule 2.8(d) (the "Audit Periods"). Each of such reports was timely filed. Seller has not received notice of any material dispute between any Hospital and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 2.8(d). There are no pending, or to Seller's knowledge, threatened material claims by any of such programs against any Hospital with respect to the Audit Periods or any period thereafter. To Seller's knowledge, Seller, with respect to the operation of the Hospitals, is not subject to any pending but unassessed Medicare or Medicaid claim payment adjustments, except to the extent Seller has established adequate reserves for such adjustments.

            (e) With respect to the operation of the Hospitals, no Seller has any outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 USC Section 291a, et seq.) and the transaction contemplated hereby will not result in any obligation on the part of Purchaser or any Hospital to repay any such loans, grants, or loan guarantee or provide uncompensated care in consideration thereof.

      2.9 Brokers and Finders. Other than Citigroup and Bank of America, neither Seller nor any affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

      2.10 Financial Statements. The following have been or will be prepared from the books and records of Seller (a) the unaudited financial statements of each Seller with respect to the operation of each Hospital as of December 31, 2003 and December 31, 2002, and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001 (the "Annual Financials"), (b) the unaudited financial statements of each Seller with respect to the operation of each Hospital for each month subsequent to June 30, 2001 through August 31, 2004 and for the months then ended (the "Monthly Financials"), (c) the unaudited financial statements of each Seller with respect to the operation of the Hospitals for months subsequent to August 31, 2004 as made available pursuant to
Section 4.5 (the ("Interim Financials") (the Annual Financials, the Monthly Financials and the Interim Financials are referred to herein collectively as the "Unaudited Financials"), (d) the Interim Balance Sheets and (e) the Final Balance Sheets (the Unaudited Financials, the Interim Balance Sheets and the Final Balance Sheets are collectively referred to herein as the "Financial Statements"). The Unaudited Financials are attached as

Schedule 2.10. The Financial Statements fairly present, or will fairly present when prepared, the financial position and results of operations, as applicable, of each Seller with respect to the operation of the Hospitals as of and for the periods then ended, in each case in conformity with GAAP consistently applied during such periods, except that the Financial Statements (i) do not reflect all cost report adjustments, allocations or adjustments of overhead, intercompany interest or income taxes, and other year-end adjustments, (ii) do not contain footnotes, (iii) were prepared without physical inventories except for the Final Balance Sheets for which a physical inventory will be taken in accordance with
Section 1.3, (iv) do not contain an unaudited statement of cash flow, (v) omit substantially all the disclosures required by GAAP, (vi) are not restated for subsequent events, (vii) may not reflect any adjustments for impairment of long-lived assets or goodwill, or restructuring charges or the reclassification of assets held for sale on the applicable balance sheet, (viii) do not reflect accounts receivable sale transactions with an affiliate and (ix) may not fully reflect the following liabilities: (A) vacation, holiday and similar accruals and accruals in respect of Seller's or any affiliate of Seller's self-insured employee health benefits, (B) liabilities payable in connection with workers' compensation claims, (C) liabilities payable pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Seller or any affiliate of Seller on account of any of the Hospitals' employees, the chief executive officers of the Hospitals ("CEOs"), the chief financial officers of the Hospitals ("CFOs"), the chief operating officers of the Hospitals ("COOs") and the chief nursing officers of the Hospitals ("CNOs"), (D) federal, state and local income or franchise taxes and (E) payroll and bonuses payable and vacation, holiday and similar accruals with respect to the CEOs, CFOs, COOs and CNOs. Except for liabilities disclosed in the Financial Statements, liabilities incurred in the ordinary course of business since the date of the latest available Unaudited Financials consistent with past practice or liabilities disclosed in this Agreement, Seller has no material liabilities or obligations (including without limitation securitization transactions and off-balance sheet arrangements) of any nature with respect to the operation of the Hospitals.

      2.11 Legal Proceedings. Except as set forth on Schedule 2.11, there is no material Litigation pending or, to the best knowledge of Seller, threatened relating to or affecting Seller with respect to the operation of the Hospitals or any of the Assets before any court or governmental body (whether judicial, executive or administrative). Seller, with respect to the operation of the Hospitals, is not subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to it or its assets, including the Assets, which would have a material adverse effect on the Assets or the business condition (financial or otherwise) of the Hospitals. There is no Litigation pending or, to the best knowledge of Seller, threatened, relating to or affecting Seller with respect to the operation of any Hospital before any court or governmental body (whether judicial, executive or administrative) which: (a) materially adversely affects or seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) materially adversely affects or questions the validity or enforceability of this Agreement;
(c) questions the power or authority of any Seller to carry out the transactions contemplated by, or to perform its obligations under, this Agreement; or (d) would result in any change which would materially adversely affect the ability of any Seller to perform any of its obligations hereunder.

      2.12  Employee Benefits.

            (a) Schedule 2.12(a) lists all employee benefit plans or other similar arrangements, whether oral or written, which Seller or any ERISA Affiliate sponsors, maintains, or to which contributions are made, for the benefit of employees of Seller who perform services for the Hospitals, including, without limitation, (1) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, and (3) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance. The plans, agreements and arrangements described in this Section 2.12 are referred to herein as "Seller Plans".

            (b) None of the Seller Plans is, and within the last six years neither Seller nor any ERISA Affiliate has contributed to or had an obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (iii) a "multiple employer plan" (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), (iv) a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code), or (v) a "multiple employer welfare arrangement" (within the meaning of Section 3(40)(A) of ERISA).

            (c) With respect to each Seller Plan, to Seller's knowledge, Seller does not have any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made. Neither the Hospitals nor any of the Assets are subject to any lien under ERISA or the Code.

            (d) All of the Seller Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Seller Plans that would result in any material liability to Seller. Other than claims for benefits, there are no pending or, to Seller's knowledge, threatened claims relating to the Seller Plans. To Seller's knowledge, none of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. To Seller's knowledge, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Seller Plans have been timely filed or delivered, except where any such failure to file or deliver would not have a material adverse effect on Seller. Except as set forth on Schedule 2.12(d) and except for routine random audits or submissions by Seller to the Voluntary Compliance Resolution Program, none of the Seller Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the

Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Seller Plans pending before such governmental agencies.

            (e) With respect to the Seller Plans, except as otherwise contained in the Assumed Obligations or as set forth in Section 5.3 of this Agreement, there is no liability, direct or indirect, absolute or contingent, which the Purchaser shall assume, or could reasonably be expected to assume, as part of the transactions contemplated by this Agreement or otherwise.

            (f) No amounts payable by Seller under any contract, agreement or arrangement with respect to the operation of any Hospital will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or in connection with a related event, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of Seller from the Seller under any Seller Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Seller Plan or otherwise or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

            (g) For purposes of this Section 2.12 and the Agreement, "ERISA Affiliate" means any Person that is a member of "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Seller, as defined in Section 414 of the Code.

            (h) Pursuant to all of the Seller Plans and collective bargaining agreements relating to any of the Hospitals' Employees who are unionized, the Hospitals' Employees are not entitled to receive any of the credits reflected by the Sick Pay Amount unless such employees actually absent themselves from work (in a manner which is consistent with the terms of the applicable Seller Plans) and claim that they are sick during such periods of absence.

      2.13  Personnel.

            (a) Schedule 2.13(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, the paid time off pay, and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospitals and indicating whether such employee is a part-time or full-time employee.

            (b) Except as set forth on Schedule 2.13(b), there are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospitals. Except as set forth on Schedule 2.13(b), there is no unfair labor practice complaint against Seller pending, or to the best knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospitals. Except as set forth on Schedule 2.13(b), there is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the best knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospitals.

            (c) Schedule 2.13(c) sets forth a complete list (as of the date set forth therein) of the names and positions of all full-time employees of Seller with respect to the operation of the

Hospitals that have been terminated without cause during the ninety (90) days immediately preceding the Effective Date.

      2.14 Insurance. Seller maintains, and has maintained, without interruption, at all times during each Seller's respective ownership of the Hospitals, self-insurance or policies or binders of insurance covering such risks and events, including personal injury, property damage, malpractice and general liability, to provide adequate and sufficient insurance coverage for all the assets and operations of the Hospitals. Schedule 2.14 contains a list of all such insurance maintained by Seller with respect to the operation of the Hospitals as of the Effective Date.

      2.15 Solvency. No Seller is insolvent and no Seller will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of each Seller's tangible assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each Seller is able to pay its respective debts or obligations in the ordinary course as they mature; and (c) each Seller has capital sufficient to carry on its respective businesses and all businesses which it is respectively about to engage.

      2.16 Taxes and Tax Returns. Seller has duly filed all federal, state, foreign and local Tax Returns required to be filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties) which are due and payable, whether or not in connection with such returns. Seller, with respect to the operation of the Hospitals, has withheld proper and accurate amounts from its employees' compensation, and made deposits of all such withholdings, in material compliance with all withholding and similar provisions of the Code and any and all other applicable laws. There are no Liens for Taxes upon the Assets, except for statutory Liens for current Taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings. Seller does not or will not have any liability for the Taxes of any Person (other than an affiliate of Seller under Internal Revenue Service regulation 1.1502-6 or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise. No Person (other than Seller or any affiliate of Seller) has (a) provided tax advice to Seller or THC in connection with the transactions contemplated by this Agreement and (b) limited (expressly or otherwise) Seller's or THC's ability to disclose the tax treatment or tax structure of, and such advisor's tax strategies with respect to, the transactions contemplated by this Agreement. For purposes of this Agreement, "Tax" or "Taxes" shall mean any tax of any kind, including, without limitation, all income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, net worth, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, recording, stamp, sales, use, service, service use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any governmental authority, whether disputed or not, imposed by the United States or by any foreign country, or by any state, municipality, subdivision or instrumentality of the

United States or of any foreign country, or by any other taxing authority. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or amendment or other document (including any related or supporting information) with respect to Taxes.

      2.17 Seller Knowledge. References in this Agreement to "Seller's knowledge", "knowledge of Seller" or the "best knowledge of Seller" mean the actual knowledge of the CEOs, CFOs, COOs and CNOs of the Hospitals, the Senior Vice President, Regional Operations, Central/Northeast Region (which as of the Effective Date is Steve Corbeil) and the Vice President, Regional Finance, Central/Northeast Region (which as of the Effective Date is Rodney A. Reasoner), without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

      3.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and has full corporate power and authority to carry out the transactions contemplated hereby.

      3.2 Binding Agreement. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and
(b) limitations on the enforcement of equitable remedies.

      3.3 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in the Commonwealth of Massachusetts, and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

      3.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the material provisions hereof by Purchaser will violate, conflict with or result in a breach of any material provision of the Articles of Incorporation, Bylaws or other organizational documents of Purchaser.

      3.5 Brokers and Finders. Except as described on Schedule 3.5, neither Purchaser nor any affiliate thereof nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

      3.6 Representations of Seller. Purchaser acknowledges that, except as set forth in Article 2 hereof, it is purchasing the Assets consisting of the Real Property, the Personal Property and the Inventory on as "AS IS, WHERE IS" basis (as more particularly described in Section 1.13), and that Purchaser is not relying on any representation or warranty (expressed or implied, oral or otherwise) made on behalf of Seller other than as expressly set forth in this Agreement.

      3.7 Legal Proceedings. Except as described on Schedule 3.7, there are no claims, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened relating to or affecting Purchaser or any affiliate of Purchaser before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would adversely affect the ability of Purchaser to consummate the transactions contemplated hereby. Neither Purchaser nor any affiliate of Purchaser is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Purchaser or any affiliate of Purchaser which adversely affects the ability of Purchaser to consummate the transactions contemplated hereby.

      3.8 Tax Advice. No Person (other than Purchaser or any affiliate of Purchaser) has (a) provided tax advice to Purchaser in connection with the transactions contemplated by this Agreement and (b) limited (expressly or otherwise) Purchaser's ability to disclose the tax treatment or tax structure of, and such advisor's tax strategies with respect to, the transactions contemplated by this Agreement.

      3.9 Ability to Perform. Purchaser has the ability to obtain funds in cash in amounts equal to the Cash Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Cash Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

      3.10 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of Purchaser's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

      3.11 Purchaser Knowledge. References in this Agreement to "Purchaser's knowledge or "the best knowledge of Purchaser" mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Purchaser, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

                                   ARTICLE 4

                               COVENANTS OF SELLER

      4.1 Access and Information; Inspections. From the Effective Date through the Effective Time, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals. From the Effective Date through the Effective Time, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller's possession as to businesses and properties of the Hospitals as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospitals. Such access may include consultations with the personnel of Seller and consultations and/or contact with physicians on the medical staff at any of the Hospitals; provided, however, that before Purchaser consults with and/or meets any of the physicians on the medical staff at any of the Hospitals (other than Dr. Baltej S. Maini, the chief executive officer of the Fallon Clinic), (a) Purchaser shall provide Seller with written notice thereof at least two (2) business days prior to any such meeting (which notice shall include the identity of such physicians and the date and time of the meeting(s); provided (i) Purchaser's notice pursuant to this clause (a) may be an electronic mail to Paul O'Neill at his electronic mail address of paul.o'neill@tenethealth.com, with a concurrent copy by electronic mail to J. Brent McDonald at his electronic mail address of brent.mcdonald@tenethealth.com and (ii) that Purchaser shall not be in breach of this Section 4.1 if during such meeting(s) Purchaser meets with additional physicians not originally specified in a notice to Seller as long as Purchaser promptly thereafter provides Seller with a written notice which sets forth the identity of such additional physicians) and (b) Seller shall have the opportunity to be present at any such meetings. Further, Purchaser may, at its sole cost and expense (except as otherwise provided in Section 12.12), undertake environmental, mechanical and structural surveys of the Hospitals. Purchaser shall coordinate its access and inspection activities contemplated by this
Section 4.1 through Paul O'Neill or his designee.

      4.2 Conduct of Business. On and after the Effective Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser in writing or as specifically required by this Agreement, Seller shall, with respect to the operation of the Hospitals:

            (a) carry on its respective businesses with respect to the operation of the Hospitals in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under GAAP or Seller's affiliates adopt such changes on a company-wide basis, in which event Seller shall give Purchaser prompt written notice thereof), or real or personal property;

            (b) maintain each Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

            (c) perform all of its material obligations under agreements relating to or affecting each Hospital, its respective operations or the Assets;

            (d) keep in full force and effect present insurance policies or other comparable self-insurance; and

            (e) use its reasonable efforts to maintain and preserve its respective business organizations intact, retain its respective present employees at each Hospital and maintain its respective relationships with physicians, suppliers, customers and others having business relationships with each Hospital and take such actions as are necessary and use its reasonable efforts to cause the smooth, efficient and successful transition of business operations and employee relations to the Purchaser as of the Effective Time.

      4.3 Negative Covenants. From the Effective Date until the Effective Time, with respect to the operation of the Hospitals, Seller shall not, without the prior written consent of Purchaser or except as may be required by law:

            (a) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Twenty-Five Thousand Dollars ($25,000);

            (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller's customary personnel policies; provided, however, this Section 4.3(b) shall not apply to (i) agreements or arrangements with any of the CEOs, CFOs, COOs or CNOs (collectively, the "Leadership Team") which are consistent with the practices of the affiliates of Seller on a regional or nationwide basis, provided that Seller gives Purchaser prompt written notice thereof, (ii) any non-recurring payments or proposed non-recurring payments by Seller or any affiliate of Seller to any of the Hospitals' Employees (including any member of the Leadership Team) to provide an incentive to such Hospitals' Employees (or to any member of the Leadership Team) to remain employed at the Hospitals through the Effective Time, provided that Seller gives Purchaser prompt written notice thereof, or (iii) any wage increases and/or other changes in the terms and conditions of union-represented employees pursuant to the terms of any collective bargaining agreement between any Seller and any labor organization covering such employees;

            (c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets;

            (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

            (e) except with respect to previously budgeted expenditures that are reflected on written capital budgets previously provided by Seller to Purchaser, purchase capital assets or incur costs in respect of construction in progress;

            (f) take any action outside the ordinary course of business;

            (g) reduce Inventory except in the ordinary course of business; or

            (h) incur or record trade accounts payable with respect to the Hospitals other than in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser's prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller's written notice. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall not be prohibited from engaging in any act which would otherwise violate any of Sections 4.3(a) (but not with respect to amendments or terminations of Contracts under Section 4.3(a)), 4.3(c), 4.3(d) (but only with respect to acquisitions of any property, plant or equipment under Section 4.3(d)), or 4.3(h) if Seller reasonably believes such action is required on an emergency basis, or the absence of which would have a material adverse effect on the ability of the Hospitals to operate in accordance with their historical manner of operations. If Seller is unable to give Purchaser prior notice that it intends to take any such act described in the immediately preceding sentence (which notice may be telephonic notice to Keith B. Pitts or his designee) or obtain Purchaser's consent to such act, Seller shall give Purchaser prompt written notice subsequent to taking any act described in the immediately preceding sentence and Purchaser may elect prior to Closing, in its sole discretion, to not (i) assume the applicable arrangement or trade accounts payable at Closing or (ii) acquire any property, plant or equipment acquired under the preceding sentence of this Section 4.3.

      4.4 Required Approvals. Between the date of this Agreement and the Closing Date, Seller will: (a) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, (b) reasonably cooperate with Purchaser and its representatives and attorneys in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement, (c) provide such other information and communications to Governmental Entities as such Governmental Entities may reasonably request; and (d) cooperate with Purchaser in Purchaser's obtaining, as soon as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby; provided, however, that it shall be Purchaser's responsibility to obtain all Governmental Authorizations required to carry out the transactions contemplated by this Agreement. For purposes of this Agreement, (i) "Governmental Entities" shall mean any local, state or federal government, including each of their respective branches, departments, agencies, commissions, boards, bureaus, courts, instrumentalities or other subdivisions, including the Massachusetts Department of Public Health, the Medicare and Medicaid programs, TRICARE and fiscal intermediaries, and (ii) "Governmental Authorizations" shall mean all licenses, permits, certificates, no objection letters, clearances and other authorizations, consents and approvals of any Governmental Entity which are required to consummate any of the transactions contemplated hereby or to operate the Hospitals as currently operated under any law, including provider agreements with the Medicare and Medicaid programs.

      4.5   Additional Financial Information.

            (a) Within thirty (30) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheets and related unaudited statements of income relating to Seller with respect to the operation of the Hospitals for each month then ended, together with corresponding year-to-date amounts, which presentation shall be consistent with the provisions of Section 2.10 which are applicable to the Financial Statements.

            (b) In the event Purchaser reasonably determines that in order to comply with applicable laws, including, without limitation, Purchaser's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (pursuant to contractual obligations or otherwise), Purchaser must obtain audited or unaudited financial statements of Seller with respect to the operations of the Hospitals for additional periods not covered by the Financial Statements (the "Other Financial Statements"), Seller shall use its good faith efforts to cooperate with Purchaser in the preparation of such Other Financial Statements, the cost of which shall be borne by Purchaser. If Purchaser determines that audited financial statements are required, such audited financial statements shall be accompanied by an opinion of KPMG and will fairly present the financial position and results of operations of Seller with respect to the operation of the Hospitals as of and for the periods then ended. The audited financial statements delivered pursuant to this Section 4.5(b) shall be prepared in conformity with GAAP and shall meet the requirements of Regulation S-X promulgated under the Exchange Act. Purchaser shall bear all costs and expenses related to the preparation and delivery of any audited financial statements requested by Purchaser pursuant to this Section 4.5(b).

      4.6   No-Shop.

            (a) From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall cause its respective affiliates, officers, directors, employees, investment bankers or agents to not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospitals, the Assets (or any material portion thereof), or any portion of the capital stock of any Seller, whether by merger, consolidation, tender offer or otherwise; (ii) solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take other action to facilitate offers to buy all or any material portion of any of the Hospitals, the Assets, or any portion of the capital stock of any Seller, whether by merger, consolidation, tender offer or otherwise; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of any of the Hospitals, the Assets or any portion of the capital stock of any Seller, whether by merger, consolidation, tender offer or otherwise. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its affiliates from engaging in corporate transactions involving Seller's or Seller's affiliates' stock or securities, including macro-level mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospitals or the Assets.

            (b) Any reference in this Agreement to an "affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an "affiliate" shall not include the stockholders of THC, the stockholders of Vanguard Health Systems, Inc., a Delaware corporation ("Vanguard"), or any officer or director of any Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A "Person" shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

      4.7 Seller's Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

      4.8 Title Matters. As soon as practicable after the Effective Date, Seller shall deliver to Purchaser (a) a preliminary binder or title commitment(s) (the "Title Commitment") sufficient for the issuance of an ALTA Extended Coverage Owner's Title Insurance Policy with respect to the Owned Real Property (the "Owner's Title Policy") and an ALTA Extended Coverage Leasehold Title Policy with respect to any ground lease specified on Schedule 4.8 (the "Leasehold Title Policy") (the Owner's Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the "Title Policy"), issued by Chicago Title Insurance Company (the "Title Company"), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the "Title Instruments") and (b) ALTA surveys of the Owned Real Property and real property subject to any ground lease specified on Schedule 4.8 complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for the Owned Real Property (the "Surveys"), and containing a surveyor's certificate in compliance with ALTA/ASCM land title survey requirements. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

      4.9 Termination of Hospitals' Employees. Upon the Effective Time, the Hospitals' Employees (other than the Retained Management Employees) shall cease to be employees of Seller and Seller's affiliates, and shall be removed from such entities' respective payrolls. Seller shall terminate effective as of the Effective Time the active participation of all of the Hospitals' Employees (other than the Retained Management Employees) in all of the Seller Plans, and shall cause each Seller Plan to comply with all applicable laws. After the Effective Time, Seller shall timely make or cause to be made by Seller's affiliates appropriate distributions to, or for the benefit of, all of the Hospitals' Employees (other than the Retained Management Employees) in respect of the Seller Plans which are in force and effect with respect to the Hospitals' Employees (other than the Retained Management Employees) at the Hospitals immediately prior to the Effective Time in accordance with ERISA, the Code and the terms and conditions of the Seller Plans and subject to the collective bargaining agreements of each Seller and/or each of Seller's obligations under the National Labor Relations Act; provided, however, no such distribution shall be required to the extent it is among the Assumed Obligations. Seller shall provide Purchaser promptly following the Closing with a schedule of the names and positions of all full-time employees of Seller with respect to the operation of the Hospitals that have been terminated without cause during the ninety (90) days immediately preceding the Effective Time.

      4.10 Termination Cost Reports. Seller shall file on or before the date due (but subject to any applicable extensions of time to file) all Medicare, Medicaid, TRICARE, Blue Cross and any other termination cost reports required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations. Seller will be solely responsible, financially and otherwise, for the contents of all such termination cost reports (and related claims and documentation). Without limiting the generality of the foregoing, Seller will be solely obligated for all cost report deficiencies related to periods prior to the Effective Time.

      4.11 Hart-Scott-Rodino Act Filings. Seller will (a) take promptly all actions necessary to make the filings required of Seller or Seller's affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), (b) comply at the earliest practicable date with any request for additional information received by Seller or Seller's affiliates from the Federal Trade Commission (the "FTC") or Antitrust Division of the Department of Justice (the "DOJ") pursuant to the HSR Act, and (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All fees and expenses of Seller incurred in connection with Seller's filing under the HSR Act shall be borne by Seller.

      4.12 Environmental Survey. Seller has obtained from an environmental consulting firm (the "Consultant") and delivered to Purchaser a written environmental survey of the Owned Real Property (the "Environmental Survey"), which survey is identified on Exhibit 4.12 hereto. Prior to Closing, the Environmental Survey shall be accompanied by a reliance letter from the Consultant which permits Purchaser and Purchaser's designees (which designees are reasonable under the circumstances of the transaction contemplated by this Agreement) to rely on the Environmental Survey. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Environmental Survey.

      4.13 Noncompetition. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, neither Seller nor any of Seller's affiliates, shall, for a period of four (4) years following the Closing Date, without the prior written consent of Purchaser, directly or indirectly, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competing Business within the Seller Business Service Area. For purposes of this Agreement, the term "Competing Business" means the business of providing healthcare goods or services, including hospitals and outpatient surgical and diagnostic facilities; provided, however, the term "Competing Business" shall exclude the activities of Broadlane, Inc., and the term "Seller Business Service Area" means the area within a fifteen (15) mile radius of any of the Acute Care Hospitals. Notwithstanding the foregoing, the following shall be excluded from the foregoing provisions of this Section 4.13:
(a) the general acute care hospital activities of Seller and Seller's affiliates as of the Closing Date (other than the activities of the Hospitals) and (b) Seller's or any affiliate of Seller's acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date so long as such hospital was acquired in a transaction in which the amount of consideration allocated to such hospital is less than twenty percent (20%) of the total consideration necessary to consummate such transaction. During the period commencing on the Effective Date and ending on the first anniversary of the Closing Date, Seller shall not actively solicit any of the Hospitals' Employees (other than the Retained Management Employees) to remain or become an employee of Seller; provided, however, that at any time Seller may make a general solicitation not directed specifically at Hospitals' Employees to recruit employees through any means and shall have the right to hire Hospitals' Employees who respond to such permitted solicitation efforts or seek such employment unsolicited by Seller. After the Effective Time, Seller shall not, and shall use its reasonable commercial efforts to cause its directors, officers, employees and agents to not, use for any purpose any confidential information which specifically relates to the Hospitals, other than (i) as required for financial reporting purposes and (ii) as reasonably necessary in connection with Seller's transition of the ownership and operation of the Hospitals to Purchaser. Seller shall cause each of its affiliates to comply with the obligations imposed by this Section 4.13. In the event that the provisions contained in this Section 4.13 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

      4.14 Enforceability. Seller hereby acknowledges that the restrictions contained in Section 4.13 are reasonable and necessary to protect the legitimate interests of Purchaser following the Closing Date. The parties also hereby acknowledge and agree that any breach of Section 4.13 would result in irreparable injury to Purchaser and that any remedy at law for any breach of
Section 4.13 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Seller hereby specifically consents that, without necessity of proof of actual damage, Purchaser may be granted temporary or permanent injunctive relief, that Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Purchaser shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Purchaser in enforcing the restrictions contained in Section 4.13.

      4.15 Estoppels and Contract Consents. Seller will use reasonable commercial good faith efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Purchaser, under those Leases set forth on Schedule 4.15 and (b) consents from third parties under all Material Contracts and Material Leases which, by the terms of such Material Contract or Material Lease, requires such consent. To the extent any of the consents described in Section 4.15(b) are not obtained as of the Closing, Seller and Purchaser shall use their reasonable commercial good faith efforts to mitigate any costs, losses or damages associated with the failure to obtain such consents prior to Closing. Notwithstanding the foregoing, Seller's obtaining the estoppel letters described in Section 4.15(a) and/or the consents described in Section 4.15(b) shall not be a condition precedent to either party's obligation to close the transaction contemplated by this Agreement.

      4.16 Misdirected Payments. To the extent there are any misdirected funds forwarded to Seller (or any of its subsidiaries) by any third parties, which misdirected funds are paid in respect of the performance of services by or on behalf of the Hospitals from and after the Effective Time, Seller shall remit such misdirected funds to Purchaser within ten (10) business days after receipt thereof, to the account(s) designated by Purchaser. Each of Seller and Purchaser further agree that, to the extent that Purchaser has not obtained a provider number with respect to a Hospital prior to the Effective Time, Purchaser (or a subsidiary of Purchaser) shall be entitled to, subject to applicable law and the terms of the applicable third party payor provider agreement, use the provider number obtained by Seller prior to the Effective Time with respect to such Hospital. Furthermore, Seller and Purchaser understand and agree that all payments by third party payors in respect of such licensed provider numbers for goods and services provided on and after the Effective Time ("Post-Closing Payments") shall be solely for the account of Purchaser. Seller (on its behalf and on behalf of its subsidiaries) hereby irrevocably assigns to Purchaser, subject to applicable law, all right, title and interest it may have in respect of such Post-Closing Payments and hereby agrees to remit to Purchaser such Post-Closing Payments within ten (10) business days after its receipt thereof.

      4.17 Supplements to Disclosure Schedule. From the Effective Date through the Closing Date, Seller will promptly notify Purchaser if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the Effective Date. Should any such fact or condition require any change in the Disclosure Schedule, Seller will promptly deliver to Purchaser a supplement to the Disclosure Schedule specifying such change.

      4.18 Fallon Clinic Interest Repurchase. Seller will use reasonable commercial good faith efforts to cause the Fallon Clinic, Inc. to, as of or prior to the Closing Date, no longer own any equity interest in SVH. Notwithstanding the foregoing, the Fallon Clinic, Inc. no longer owning any equity interest in SVH as of or prior to the Closing Date shall not be a condition precedent to either party's obligation to close the transaction contemplated by this Agreement.

                                   ARTICLE 5

                             COVENANTS OF PURCHASER

      5.1 Purchaser's Efforts to Close. Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller's obligations under this Agreement to the extent that Purchaser's action or inaction can control or influence the satisfaction of such conditions.

      5.2 Required Governmental Approvals. Between the date of this Agreement and the Closing Date, Purchaser will: (a) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby; (b) provide such other information and communications to

Governmental Entities as such Governmental Entities may reasonably request; and
(c) cooperate with Seller in Seller's obtaining, as soon as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated hereby.

      5.3 Certain Employee Matters.

            (a) Purchaser covenants and agrees that, effective as of the Effective Time, it shall make offers of employment (in substantially equivalent positions) on an "at will" basis (subject to the terms of Sections 5.3(f) through 5.3(l) to substantially all of the persons who are employees of (i) Seller with respect to the operation of the Hospitals or (ii) any affiliate of Seller which employs individuals at any of the Hospitals, (whether such employees are full time employees, part-time employees, on short-term or long-term disability or on leave of absence pursuant to Seller's policies, the Family and Medical Leave Act of 1993 or other similar local law (such laws being collectively referred to herein as the "FMLA")) as of the Effective Time (the "Hospitals' Employees"); provided, however, that no Hospitals' Employee who is on any disability or leave of absence at the Effective Time, other than leave of absence pursuant to the FMLA or any other form of protected leave under local, state or federal law including without limitation, workers' compensation leave and leaves pursuant to or under the Uniform Services Employment and Reemployment Rights Act, Americans with Disabilities Act, Massachusetts' Maternity Leave Act and/or Massachusetts' Fair Employment Practices Act ("Employee on Disability"), shall become a Hired Employee unless and until such Employee on Disability reports back to work at the applicable Hospital on an active basis within ninety
(90) days after the Effective Time and, Purchaser shall have no liability or obligation with respect to any Employee on Disability after the Effective Time until such time as such Employee on Disability becomes a Hired Employee; and provided, however, further, Purchaser shall not be required to make offers of employment to the CEO, COO, CFO or CNO of any Hospital. Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospitals' Employee who does not accept Purchaser's employment offer made under this Section 5.3(a), which individuals will remain employed by Seller or its applicable affiliate as of the Effective Time (the "Retained Management Employees"). Any of the Hospitals' Employees who accept an offer of employment with Purchaser as of or after the Effective Time shall be referred to in this Agreement as the "Hired Employees". Purchaser covenants and agrees that it shall continue to employ in comparable positions the Hired Employees for a period of no less than ninety (90) calendar days following the Effective Time, unless Purchaser sooner terminates the employment of any Hired Employee for cause or any Hired Employee voluntarily resigns or retires. Purchaser shall ensure that the terms and conditions of employment (including initial position, cash compensation, shifts, benefits, including without limitation health, dental, disability, life insurance and retirement plans) of each of the Hired Employees on and after the Effective Time are substantially equivalent to the benefits provided to Purchaser's employees at similar hospital facilities in comparable positions or performing comparable functions. Notwithstanding anything in this Section 5.3 or this Agreement to the contrary, all offers of employment to employees (i) covered by any collective bargaining agreement which is among the Assumed Obligations shall be subject to the terms of and conditions of such assumed collective bargaining agreement and
(ii) shall be subject to the obligations of Purchaser set forth in Sections 5.3(f) through 5.3(l) inclusive.

            (b) Purchaser shall give all Hired Employees full credit for extended sick pay (Reserve Sick) as reflected by the Sick Pay Amount as of the Closing Date, and all other paid time off pay to the extent included in Net Working Capital, either by (i) crediting such employees the time off reflected in the employment records of Seller and/or any of its affiliates immediately prior to the Effective Time or (ii) by making full payments to such employees of the amounts which such employees would have received had they taken such paid time off; provided, however, this Section 5.3(b)(ii) shall not be applicable to the Sick Pay Amount as of the Closing Date.

            (c) On and after the Effective Time, Hired Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Hired Employees shall be given credit for periods of employment with Seller and Seller's affiliates, as applicable, prior to the Effective Time for purposes of determining eligibility to participate and amount of benefits (including without limitation vesting of benefits), and preexisting condition limitations will be waived with respect to Hired Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Effective Time. In addition, if prior to the Effective Time a Hired Employee or his covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller's or its affiliate's medical and health plan's current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Purchaser's medical and health plan that covers Hired Employees on and after the Effective Time.

            (d) Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code section 4980B and Part 6 of Title I of ERISA ("COBRA Coverage") with respect to the Hospitals' Employees (and their dependents) whose qualifying event occurred prior to the date on which such Hospitals' Employees become Hired Employees. Purchaser shall be responsible to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which such Hospitals' Employees become Hired Employees.

            (e) After the Effective Time, Purchaser's human resources department will give reasonable assistance to Seller's and its affiliates' human resources department with respect to Seller's and Seller's affiliates' post-Effective Time administration of Seller's and Seller's affiliates' pre-Effective Time employee pension benefit plans and employee health or welfare benefit plans for the Hospitals' Employees (other than the Retained Management Employees). Within ten
(10) days after the Effective Time, Purchaser shall provide to Seller a list of all the Hospitals' Employees who were offered employment by Purchaser but refused such employment.

            (f) Purchaser acknowledges that, pursuant to a Certification of Representative issued by the National Labor Relations Board in Case Number 1-RC-20743, Massachusetts Nurses Association ("MNA") is the exclusive collective bargaining representative of a bargaining unit of all full-time, regular part-time and per diem registered nurses who work an average of four hours or more per week employed by SVH in Worcester, Massachusetts. Purchaser acknowledges that Saint Vincent Hospital and MNA are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On and after the Effective Time, Purchaser shall recognize MNA as the exclusive collective bargaining representative within the same bargaining unit at Saint Vincent Hospital (as more particularly described in the collective bargaining agreement between Saint Vincent Hospital and MNA) as existed immediately prior to the Effective Time and shall negotiate in good faith with MNA to agreement or impasse before changing any term or condition of employment that is in effect immediately prior to the Effective Time.

            (g) Purchaser acknowledges that (i) a representation petition was filed with the National Labor Relations Board by Local 1445, United Food and Commercial Workers Union, AFL-CIO ("Local 1445"), in Case 1-RC-21117, in which Local 1445 seeks to represent a bargaining unit of nonprofessional employees at Saint Vincent Hospital, (ii) a representation election was conducted on February 27, 2004 pursuant to a Stipulated Election Agreement between Saint Vincent Hospital, L.L.C. and Local 1445, and (iii) as of the Effective Date, the status of Local 1445 as the exclusive collective bargaining representative of the above-described bargaining unit is presently before the National Labor Relations Board.

            (h) Purchaser acknowledges that, pursuant to a Certification of Representative issued by the National Labor Relations Board in Case Number 1-RC-17058, MNA is the exclusive collective bargaining representative of a bargaining unit of registered nurses employed by MetroWest Medical Center at its Natick, Massachusetts location ("MW Natick"). Purchaser acknowledges that MetroWest Medical Center and MNA are parties to a collective bargaining agreement covering the above-described bargaining unit at MW Natick, a copy of which has been provided to Purchaser. On and after the Effective Time, Purchaser
(i) shall recognize MNA as the exclusive bargaining representative of the above-described bargaining unit employees at MW Natick (as more specifically identified in Article I of the collective bargaining agreement between MetroWest Medical Center and MNA) and (ii) shall bargain in good faith with MNA regarding any proposed changes of wages, hours, or terms and conditions of employment in effect for applicable employees at MW Natick immediately prior to the Effective Time.

            (i) Purchaser acknowledges that International Union of Operating Engineers, Local 877, AFL-CIO ("IUOE Local 877"), and International Brotherhood of Electrical Workers, Local 103 ("IBEW, Local 103") jointly are the exclusive collective bargaining representative of a bargaining unit of full-time and regular part-time electricians (licensed and unlicensed), plumbers, HVAC/Refrigeration mechanics, general services technicians, landscapers, and parking and grounds attendants at both the Framingham Union and the Leonard Morse campuses of MetroWest Medical Center; and receivers/drivers and store clerks at the Framingham Union campus of MetroWest Medical Center (as more particularly described in the collective bargaining agreement between MetroWest Medical Center, on the one hand, and IUOE Local 877 and IBEW Local 103, on the other hand). Purchaser acknowledges that MetroWest Medical Center, IUOE Local 877 and IBEW Local 103 are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On and after the Effective Time, Purchaser shall (i) comply with Purchaser's obligations under the National Labor Relations Act or other applicable law to recognize IUOE Local 877 and IBEW Local 103 as the exclusive bargaining representative of the employees in such collective bargaining unit and (ii) comply with Purchaser's obligations under the National Labor Relations Act to bargain in good faith regarding any proposed changes of wages, hours, or terms and conditions of employment with respect to the applicable employees at MetroWest Medical Center.

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

            (j) Purchaser acknowledges that Service Employees International Union Local 285, AFL-CIO, CLC ("SEIU Local 285"), is the exclusive collective bargaining representative of a bargaining unit of all full-time and regular part-time hourly paid employees employed by MetroWest Medical Center at its Framingham, Massachusetts campus, in the food and nutrition, environmental services, central supply, and linen supply departments; and also all employees in the job classification of utility aides, nursing aides, operating room aides, emergency room aides, laboratory aides, and transportation aides. Purchaser acknowledges that MetroWest Medical Center and SEIU Local 285 are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On or before the Effective Time, Purchaser shall recognize SEIU Local 285 as the exclusive collective bargaining representative of the bargaining unit employees covered by the collective bargaining agreement between MetroWest Medical Center and SEIU Local 285 and Purchaser shall assume and abide by such collective bargaining agreement.

            (k) Prior to the Effective Time, MetroWest Medical Center and Saint Vincent Hospital may take any and all action necessary to comply with their respective obligations under the above-described collective bargaining agreements and/or the provisions of the National Labor Relations Board and/or Labor Management Relations Act as a result of the consummation of the transactions contemplated by this Agreement to bargain in good faith with the labor organizations described above. Without limitation, prior to the Effective Time, MetroWest Medical Center and Saint Vincent Hospital may notify such labor organizations of the sale and provide such labor organizations with information concerning Purchaser (e.g., legal name, address and contact person) and information concerning the sale, including without limitation a copy of this Agreement.

            (l) On and after the Effective Time, Purchaser shall take any and all action that may be necessary to comply with the provisions of the National Labor Relations Act and/or the Labor Management Relations Act as a result of the consummation of the transactions contemplated by this Agreement, including without limitation obligations thereunder to bargain in good faith with respect to the terms and conditions of employment of the Hired Employees represented by any labor organization described above or covered by the labor union agreements or collective bargaining agreements described above and/or included in Schedule 2.13(b).

      5.4 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names or symbols not used exclusively at any of the Hospitals prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

      5.5 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller's designee any Excluded Assets found at any of the Hospitals on and after the Effective Time, without imposing any charge on Seller for Purchaser's storage or holding of same on and after the Effective Time.

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

      5.6 Confidentiality. Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser's counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser's obligations set forth in the immediately preceding sentence of this Section 5.6 and in the last sentence of this Section 5.6 shall apply (a) between the Effective Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) from and after the Effective Date for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Seller or the business of the Hospitals, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Purchaser's possession prior to disclosure thereof to Purchaser in connection herewith. Subject to the second sentence of this Section 5.6, the rights of Seller under this Section 5.6 shall be in addition to and not in substitution for the rights of Seller and Seller's affiliates under that certain Confidentiality Agreement between THC and Vanguard dated February 5, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall survive the Closing.

      5.7 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.6 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.6 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.6 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Seller in enforcing the restrictions contained in Section 5.6.

      5.8 Hart-Scott-Rodino Act Filings. Purchaser shall (a) take promptly all actions necessary to make the filings required of Purchaser or its affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its affiliates from the FTC or the DOJ pursuant to the HSR Act, and (c) cooperate with Seller in connection with Seller's or Seller's affiliates' filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All filing fees imposed in connection with Purchaser's filings under the HSR Act shall be borne by Purchaser.

      5.9 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

      5.10 Tax-Deferred Exchange. Seller may effect one or more tax-deferred exchanges under Internal Revenue Code Section 1031 in respect of the Real Property (or a portion thereof). Purchaser agrees to accommodate Seller in effecting any such tax-deferred exchange. Seller shall have the right to elect such tax-deferred exchange at any time before the Closing Date. Seller and Purchaser agree, however, that consummation of the purchase and sale of the Real Property under this Agreement is not conditioned on such exchange. If Seller elects to make a tax-deferred exchange, Purchaser agrees to timely execute such additional escrow instructions, deeds, documents, agreements, or instruments to effect such exchange, and Purchaser acknowledges that time is of the essence in respect of Purchaser's cooperation hereunder, provided that Purchaser shall incur no additional costs, expenses, or liabilities in this transaction as a result of or in connection with such exchange.

      5.11 Indigent and Low Income Care. From and after the Effective Time, with respect to the operation of the Hospitals, Purchaser shall adhere to and comply with its then existing policies (as in effect with respect to Purchaser's other hospitals) regarding indigent and charity care, as such policies may be amended or supplemented from time to time.

      5.12 Medical Staff. To ensure continuity of care in the community, Purchaser agrees that each Hospital's medical staff members in good standing as of the Effective Time shall maintain medical staff privileges at each such Hospital as of the Effective Time. On and after the Effective Time, the medical staff will be subject to each Hospital's Medical Staff Bylaws then in effect, as amended from time to time in accordance with the terms thereof.

      5.13 Local Governing Board. As soon as reasonably practicable after the Effective Time (but no later than the time period required by applicable law), Purchaser shall form a local governing board at each of the Hospitals in accordance with the terms of this Section 5.13. Such local governing board shall be an advisory committee of the board of directors of Purchaser comprised of medical staff members, community leaders and each Hospital's Chief Executive Officer. The local governing board shall be subject to the authority of Purchaser's board of directors and the terms of Purchaser's Articles of Incorporation, Bylaws and other organizational documents.

      5.14 Community Benefit and Prior Owner Obligations. On and after the Effective Time, Purchaser shall assume the obligations to operate the applicable Hospitals in accordance with the terms set forth in Schedule 5.14, which Schedule shall include, without limitation, commitments which Seller made to prior owners of the Hospitals and other commitments which benefit the community.

      5.15 Subsequent Sale. At any time after the Effective Time, if Purchaser decides to sell, merge, or otherwise transfer or consolidate any of the Hospitals during a period when Purchaser is performing any operating covenants pursuant to Section 5.14, Purchaser shall ensure that (a) such subsequent owner of the applicable Hospital agrees to fulfill Purchaser's obligations under
Section 5.14 and (b) all succeeding subsequent owners agree to fulfill such obligations under Section 5.14 (but only for so long as such obligations continue in effect).

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Seller's obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

      6.1 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.1 (as it relates to the delivery of the amount set forth in Section 1.7.1) unless Purchaser initiates the wire transfer of the amount set forth in Section 1.7.1 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 5:00 p.m. (Pacific time) on the Closing Date.

      6.2 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

      6.3 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless Purchaser was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice.

      6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser's in-house counsel, dated the Closing Date, in substantially the form set forth in Exhibit 6.4 attached to this Agreement.

      6.5 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

      6.6 Governmental Authorizations. The parties shall have obtained all material licenses, permits, determinations of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material licenses, permits, determinations of need and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies).

      6.7 Supplemental Schedules; Exhibits. Seller shall have determined, in its reasonable discretion, that the updated and/or supplemented matters set forth in the Disapproved Schedules are not material. The form and substance of each of the exhibits which are not attached hereto as of the Effective Date shall be acceptable to Seller in its reasonable discretion.

      6.8 Warranties True and Correct. The representations and warranties made by Purchaser and set forth in this Agreement and in the schedules attached hereto shall be true and correct in all material respects when made and as of the Closing Date.

                                   ARTICLE 7

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      Purchaser's obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

      7.1 Governmental Authorizations. The parties shall have obtained all material licenses, permits, determinations of need and authorizations (but not provider numbers, which are governed by the second sentence of this Section 7.1) from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material licenses, permits, determinations of need and authorizations (but not provider numbers) not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies). Purchaser shall have obtained reasonable assurances that it will be issued Medicare and Medicaid provider numbers at Closing or within a reasonable period of time following Closing (which may include oral assurances from appropriate governmental agencies or bodies). Any conditions to the issuance of the determinations of need shall be reasonably satisfactory to Purchaser.

      7.2 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

      7.3 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice.

      7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

      7.5 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

      7.6 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller's in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 7.6.

      7.7 Title Insurance Policy. Purchaser shall have received a fully effective Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and any ground lease specified on Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease, respectively (which amount shall be as mutually agreed by Seller and Purchaser prior to Closing). The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser, and valid leasehold title to the Leased Real Property which is subject to any ground lease specified on Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) the permitted title exceptions listed in Schedule 7.7 hereto (the "Permitted Exceptions"). The Title Policy shall have all standard and general exceptions deleted so as to afford full "extended form coverage".

      7.8 Warranties True and Correct. The representations and warranties made by Seller and set forth in this Agreement and in the schedules attached hereto shall be true and correct in all material respects (except to the extent limited or qualified by materiality or material adverse effect, in which event such applicable representation and warranty shall be true and accurate in all respects in accordance with the terms of the applicable representation and warranty) when made and as of the Closing Date, except where the failure of the representations and warranties to be true and correct in all material respects (except to the extent limited or qualified by materiality or material adverse effect, in which event such applicable representation and warranty shall be true and accurate in all respects in accordance with the terms of the applicable representation and warranty) would not have a material adverse effect on the business (but not the prospects), assets, financial condition or operation of the Hospitals taken as a whole. For purposes of this Section 7.8, the truth and correctness of the representations and warranties shall be construed as if Seller never provided Purchaser any supplement to the Disclosure Schedule pursuant to Section 4.17.

      7.9 Exhibits. The form and substance of each of the exhibits which are not attached hereto as of the Effective Date shall be acceptable to Purchaser in its reasonable discretion.

                                    ARTICLE 8

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated at any time prior to
Closing:

            (a) by the mutual written consent of the parties;

            (b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser

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

to the reasonable satisfaction of Seller within fifteen (15) business days after service by Seller upon Purchaser of a written notice which describes the nature of such breach;

            (c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after service by Purchaser upon Seller of a written notice which describes the nature of such breach;

            (d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or
(ii) Seller's failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

            (e) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in
Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or
(ii) Purchaser's failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);

            (f) by Purchaser, upon the delivery of a Casualty Termination Notice to Seller in accordance with Section 1.14;

            (g) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before December 31, 2004 (the "Termination Date") (Notwithstanding any provision to the contrary contained in this Agreement, no provision of this Agreement shall be interpreted to permit or otherwise allow the Termination Date to be extended to a date which is subsequent to December 31, 2004.);

            (h) by Seller or Purchaser if Fallon Foundation, Inc. exercises its rights of first refusal under the Fallon Purchase Agreement; or

            (i) by Purchaser, if, since August 31, 2004, there has occurred any event, change or development that has had a "material adverse effect" on the assets, financial condition, or operations of the Hospitals taken as a whole; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the following will be presumed not to give rise to a "material adverse effect": (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or healthcare facilities to the extent such changes or proposed changes do not disproportionately affect the Hospitals (as compared to other hospitals or healthcare facilities), (b) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or healthcare facilities or (c) changes in the financial or operating performance of the Hospitals which are attributable to (i) seasonal changes or (ii) the announcement of Purchaser as the proposed acquirer of the Hospitals (the definition of the term, "material adverse effect", as set forth in this Section 8.1(i), shall be used solely for determining Purchaser's termination right under this Section 8.1(i) and not for interpreting the phrase "material adverse effect" for any other usage in this Agreement).

      8.2 Termination Consequences. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.6, 8.2, 12.3, 12.8, and
12.12 shall survive. In the event of a termination of this Agreement pursuant to
Section 8.1(a) or 8.1(d) through 8.1(g) hereof, (a) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.12, and (b) no party shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits or Consequential Damages hereunder. In the event of a termination of this Agreement pursuant to
Section 8.1(b) or Section 8.1(c), then the parties shall have the right to pursue all remedies available at law or in equity, provided that no party shall be entitled to obtain Consequential Damages.

                                   ARTICLE 9

                              POST-CLOSING MATTERS

      9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset (including Accounts Receivable) or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties' mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its respective successors-in-interest, assigns or affiliates) shall within ten (10) business days following receipt be transferred, assigned or conveyed by Purchaser (and its respective successors-in-interest, assigns and affiliates) to Seller at Seller's cost. Until such transfer, assignment and conveyance, Purchaser (and its respective successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 9.1 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-Closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section
10.2. With respect to payment received by Purchaser on account of Transition Services, this Section 9.1 shall be subject to the provisions of Section 11.3. The terms of this Article 9 shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

      9.2 Preservation and Access to Records After the Closing.

            (a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the "Document Retention Period"), Purchaser shall keep and preserve in the ordinary course of business all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospitals prior to the Effective Time) on reasonable prior notice during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller's affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospitals, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospitals in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser's intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

            (b) Purchaser shall give reasonable cooperation to Seller, Seller's affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospitals. Such cooperation shall include, without limitation, making the Hired Employees reasonably available for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees other than out-of-pocket expenses). In addition, with reasonable prior notice, Seller and Seller's affiliates shall be entitled to remove from the Hospitals originals of any such records, but only for purposes of pending litigation involving the Persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller's affiliates in connection with such litigation. Such records shall be, at Purchaser's option either (i) copied by Purchaser for Seller at Seller's expense or (ii) removed from the premises by Seller, copied by Seller and promptly returned to Purchaser unless the originals of such records must be introduced into evidence in which case Seller shall return them as soon as practicable.

            (c) In connection with (i) the transition of the Hospitals pursuant to the transaction contemplated by this Agreement, (ii) Seller's rights to the Excluded Assets, (iii) Seller's obligations under the Excluded Liabilities and
(iv) Seller's preparation of the Final Balance Sheets pursuant to Section 1.4, Purchaser shall after the Effective Time give Seller, Seller's affiliates and their respective representatives reasonable access during normal business hours to Purchaser's books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals as representatives of Seller and Seller's affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospitals. Seller acknowledges that it shall coordinate its activities contemplated by this
Section 9.2(c) through the Chief Executive Officer of the applicable Hospital, or his designee.

            (d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospitals prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller's business. Such documents and other materials shall be, at Seller's option, either (i) copied by Seller for Purchaser at Purchaser's expense, or (ii) removed by Purchaser from the premises, copied by Purchaser and promptly returned to Seller.

            (e) Purchaser shall cooperate with Seller, on a timely basis and as reasonably requested by Seller, in connection with the provision of all data of the Hospitals and other information required by Seller for reporting to the JCAHO for the remainder of the quarterly period in which the Closing has occurred.

            (f) For five (5) years after the Closing Date, Seller will provide Purchaser, within thirty (30) days of any request, with an updated claims history of professional liability, general liability and workers' compensation claims made against Seller with respect to the operation of the Hospitals prior to the Effective Time.

            (g) To the maximum extent permitted by law, if any Person requests or demands, by subpoena or otherwise, any documents relating to the Excluded Liabilities, including without limitation, documents relating to the operations of any of the Hospitals or any of the Hospitals' committees prior to the Effective Time, prior to any disclosure of such documents, Purchaser shall notify Seller and shall provide Seller with the opportunity to object to, and otherwise coordinate with respect to, such request or demand.

      9.3 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Purchaser or Seller is unable to obtain any consent to the assignment of Seller's interest in a Material Contract or a Material Lease, or if Purchaser is unable to enter into a new contract with respect to an Excluded Multi-Facility Contract, until such consent or new contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Material Contract or Material Lease and the applicable Hospital's portion of any Excluded Multi-Facility Contract, cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Material Contract or Material Lease against the applicable third parties thereto. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith arising on and after the Effective Time, but only to the extent that such action would not result in a material default thereunder or in connection therewith and such obligation would have been, in the case of an Excluded Multi-Facility Contract, an obligation of Purchaser had it entered into a new contract on substantially similar terms.

      9.4 Closing of Financials. With respect to any Hospital in which the CFO (to the extent such position was filled by an employee of Seller or an affiliate of Seller immediately

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

prior to the Closing Date) is among the Hired Employees, Purchaser shall cause each such CFO to complete the standardized closing of Seller's financial records through the Closing Date including, without limitation, the closing of general ledger account reconciliations (collectively, the "Closing of Financials"). Purchaser shall cause each such CFO to use his or her good faith efforts to complete the Closing of Financials by no later than the date which is thirty
(30) days after the Closing Date. Seller shall reimburse Purchaser for all payroll charges and other out-of-pocket expenses of Purchaser associated with the time which each such CFO devotes to the Closing of Financials. Such reimbursement shall occur no later than the date which is thirty (30) days after Purchaser provides a written statement to Seller which details such charges and expenses. Seller shall hold Purchaser harmless for any errors which are made by each such CFO during the course of the Closing of Financials, provided that such errors are not the result of gross negligence, fraud or intentional misconduct.

      9.5 Accounts Receivable Contact Person. After the Closing Date, Seller shall provide Purchaser with the name and contact information of a representative of Seller who shall be available during regular business hours to, with respect to the Accounts Receivable, (a) answer questions of payors or patients and (b) work with such payors or patients in the resolution of disputes. Purchaser shall be permitted to provide such contact information to payors or patients who have any such questions or have disputes related to the Accounts Receivable.

      9.6 Audited Statements and Other Financial Statements Cooperation. Seller shall cooperate with Purchaser in Purchaser's efforts to obtain KPMG's consent, as may be required, in order for Purchaser to include the Audited Statements and/or the Other Financial Statements, if any, in any registration statement or filing under the Exchange Act or the Securities Act of 1933, as amended.

      9.7 UCC Termination Statements. If, at Closing, Seller is unable to deliver to Purchaser any UCC termination statements for any and all financing statements (which do not correspond to a Permitted Exception or an agreement which is among the Assumed Obligations) filed with respect to the Assets, Seller shall use its reasonable best efforts (which reasonable best efforts shall include Seller's obligation to pay the face amount of any applicable outstanding lien or encumbrance) to deliver such UCC termination statements to Purchaser as soon as practicable after the Closing.

      9.8 Employee Transition. Purchaser acknowledges that Seller will, on the Closing Date, provide each of the Hospitals' Employees a payroll check (with respect to ordinary wages and salaries) covering all pay periods through the Closing Date, which check will include an amount based upon an estimate of time worked through the Closing Date (the "Estimated Payment Amount"). Within ten
(10) days after the Closing Date, Seller shall deliver to Purchaser a statement setting forth, in reasonable detail, (a) the Estimated Payment Amount, if any, for each of the Hospitals' Employees and (b) for each of the Hospitals' Employees who are among the Hired Employees the amount of pay, if any, which is due to such Hired Employees based on the actual time worked by each such employee during the applicable payroll cycle ending on the Closing Date, less the Estimated Payment Amount which Seller made to each such employee on the Closing Date (the "Employee Settle-Up Payments). Within twenty (20) days after the Closing Date, Seller shall reimburse Purchaser the amount of the Employee Settle-Up Payments. As soon as practicable after the Closing Date (but in no event later than the date

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

which is thirty (30) days after the Closing Date), Purchaser shall include the Employee Settle-Up Payments in the payroll check for each of the applicable Hired Employees.

                                   ARTICLE 10

                          SURVIVAL AND INDEMNIFICATION

      10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations and warranties of Purchaser and Seller, respectively, contained in Articles 2 and 3 of this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively, and shall continue to be fully effective and enforceable following the Closing Date for two years and shall thereafter be of no further force and effect. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.6 and 2.16 shall continue to be fully effective and enforceable following the Closing Date for the applicable statute of limitations periods, plus 30 days, and the indemnification provisions contained in Sections 10.2.1(b) through 10.2.1(j) and Sections 10.3.1(b) through 10.3.1(i) shall continue to be fully effective and enforceable following the Closing Date until the expiration of any applicable statute of limitations period, or, if none, without any time limitation; provided, however, that if there is an outstanding notice of a claim at the end of any such applicable period in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. All covenants of Purchaser and Seller herein shall survive Closing in accordance with their terms.

      10.2 Indemnification of Purchaser by Seller.

            10.2.1 Indemnification. Each Seller, for itself and its successors, shall jointly and severally keep and save Purchaser, and its affiliates and their respective directors, officers, employees, agents and other representatives (the "Purchaser Group"), forever harmless from and shall indemnify and defend the Purchaser Group against any and all obligations, judgments, liabilities, interest, penalties, violations, actions, suits, proceedings, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees and court costs (collectively, "Damages"), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller under this Agreement, without giving effect to any Disapproved Schedules, (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement,
(c) the Excluded Liabilities, (d) the Excluded Assets, (e) all Taxes for any period ending on or prior to the Effective Time relating to Seller or the Assets, other than any Taxes which (i) are among the Assumed Obligations or (ii) which have been prorated pursuant to Section 1.8 ("Seller Tax Claims"), (f) any professional liability claim arising out of the business operations of the Hospitals prior to the Effective Time, (g) any act, conduct or omission of Seller that has accrued, arisen, occurred or come into existence at any time prior to the Effective Time, (h) any of those certain pending governmental investigations which are described on Schedule 10.2.1, (i) Purchaser's participation in any tax-deferred exchange pursuant to Section 5.10 and (j) cost reports (and all claims with respect thereto) relating to Seller with respect to the Medicare, Medicaid, TRICARE or Blue Cross programs or any other third-party payor for all periods prior to the Effective Time. Seller's obligations under this Section 10.2.1 shall remain subject to, and shall be limited by, the provisions contained in Section 1.13. No provision in this Agreement shall prevent Seller from pursuing any of its legal

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

rights or remedies that may be granted to Seller by law against any Person other than any other member of the Purchaser Group.

            10.2.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify the Purchaser Group under Section 10.2.1 and no claim under Section 10.2.1 of this Agreement shall:

                  (i) be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss (other than a policy of insurance with an affiliate of Purchaser); provided, however, that this Section 10.2.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a
                        liability arising out of or relating to any act, omission, event or occurrence connected with:

                        (A) the use, ownership or operation of any of the Hospitals, or

                        (B) the use, ownership or operation of any of the Assets,

                        on and after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller's policies, procedures and/or practices prior to the Effective Time); other than as specifically included in the Excluded Liabilities;

                  (iv) be made to the extent that such claim (or the basis therefor) is set forth in the Disclosure Schedule, any Exhibit or Schedule to this Agreement (without giving effect to any Disapproved Schedules), unless Seller's indemnification of the Purchaser Group is based on a provision hereof other than Section 10.2.1(a);

                  (v) be made if and to the extent that proper provision or reserve was made for the matter giving rise to the claim in Net Working Capital;

                  (vi) be made to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3;

                  (vii) be made to the extent such claim relates to Seller's failure to comply with or the Assets' failure to be in compliance with the Americans with Disabilities Act; provided, however, this Section 10.2.2(a)(vii) shall not apply to the extent that such claim arises as a result of a claim brought by an individual (which shall specifically exclude, without limitation, governmental third parties) who alleges that he or she has suffered damages prior to the Effective Time, including, without limitation, damages arising from personal injury;

                  (viii) be made to the extent such claim seeks Damages which are consequential in nature (as opposed to direct), including, without limitation, loss of future revenue or income or loss of business reputation or opportunity (collectively, "Consequential Damages"); provided, however, the limitation contained in this Section 10.2.2(a)(viii) shall not apply to the extent of any payments which Purchaser or any member of the Purchaser Group is required to make to a third party (other than any third party which is a member of the Purchaser Group) which are in the nature of Consequential Damages; and

                  (ix) accrue to Purchaser or any member of the Purchaser Group under Section 10.2.1(a) unless and only to the extent that (A) the actual liability of Seller in respect of any single claim under Section 10.2.1(a) exceeds Five Thousand Dollars ($5,000) (a "Relevant Claim") and (B) the total actual liability of Seller under Section 10.2.1(a) in respect of all Relevant Claims in the aggregate exceeds One Million Dollars ($1,000,000) (the "Aggregate Amount"), in which event Purchaser or any member of the Purchaser Group shall be entitled to seek indemnification under Section 10.2.1(a) for all Relevant Claims only in an amount of Damages which exceed the Aggregate Amount.

            (b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to the Purchaser Group under this Agreement shall not exceed the Cash Purchase Price (as adjusted pursuant to Section 1.4).

            (c) If Purchaser or any member of the Purchaser Group is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (other than an insurance carrier or an affiliate of Purchaser) in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser shall, at its option, either use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim, or assign to Seller the right of Purchaser or the applicable member of the Purchaser Group to pursue such third party. If Seller pays to any member of the Purchaser Group an amount in respect of a claim, and such member of the Purchaser Group subsequently recovers from a third party (other than an insurance carrier or an affiliate of Purchaser) a sum which is referable to that claim, Purchaser shall, and shall cause the applicable member of the Purchaser Group to, forthwith repay to Seller so much of the amount paid by Purchaser or the applicable member of the Purchaser Group as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Purchaser or the applicable member of the Purchaser Group in obtaining payment in respect of that claim and in recovering that sum from the third party.

            (d) Upon notice to Seller specifying in reasonable detail the basis therefore, Purchaser shall, during the term of the Indemnity Escrow Agreement, give notice of any claim for indemnity hereunder to Seller and the Escrow Agent pursuant to the Indemnity Escrow Agreement. In accordance with, and subject to, the terms of the Indemnity Escrow Agreement, Purchaser shall, during the term of the Indemnity Escrow Agreement, unless and until all amounts in the escrow have been exhausted, satisfy its indemnity claims under Section 10.2 from any amounts held in escrow pursuant to the Indemnity Escrow Agreement. The Escrow Amount shall not be deemed to be a limit on Seller's obligations under this Section 10.2.

      10.3 Indemnification of Seller by Purchaser.

            10.3.1 Indemnification. Purchaser shall keep and save Seller, its affiliates and their respective directors, officers, employees, agents and other representatives (the "Seller Group"), forever harmless from and shall indemnify and defend the Seller Group against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser under this Agreement, (b) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (c) cost reports (and all claims with respect thereto) relating to Purchaser's operation of the Hospitals with respect to Medicare, Medicaid, TRICARE or Blue Cross programs or any other third-party payor for all periods beginning on and after the Effective Time, (d) the Assumed Obligations, (e) any professional liability claim arising out of the business operations of the Hospitals on and after the Effective Time, (f) liabilities to the Hired Employees arising out of actions of Purchaser based wholly or in part upon the contents of the personnel records of such employees, (g) involuntary termination of the Hired Employees on and after the Effective Time, which termination would constitute a "mass layoff" or a "plant closing" within the meaning of WARN, (h) any act, conduct or omission of Purchaser that has accrued, arisen, occurred or come into existence with respect to the Hospitals or the Assets for time periods on and after the Effective Date and (i) any securities litigation involving (i) Purchaser (but only to the extent such litigation relates to the Hospitals) and/or (ii) any financing obtained by Purchaser which is utilized to fund, in whole or in part, the Cash Purchase Price, other than to the extent arising out of any willful misconduct of Seller or its employees prior to the Effective Time, or intentionally false or intentionally misleading statements of Seller or its employees prior to the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any Person other than any other member of the Seller Group.

            10.3.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify the Seller Group under 10.3.1 and no claim under
Section 10.3.1 of this Agreement shall:

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

                  (i) be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss (other than a policy of insurance with an affiliate of Seller); provided, however, that this Section 10.3.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a
                        liability of Seller arising out of or relating to any act, omission, event or occurrence connected with:

                        (A) the use, ownership or operation of any of the Hospitals, or

                        (B) the use, operation or ownership of any of the Assets,

                        prior to the Effective Time, other than as specifically included in the Assumed Obligations;

                  (iv) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2;

                  (v) be made to the extent such claim seeks Consequential Damages; provided, however, the limitation contained in this Section 10.3.2.(a)(v) shall not apply to the extent of any payments which Seller or any member of the Seller Group is required to make to a third party (other than any third party which is a member of the Seller Group) which are in the nature of Consequential Damages; and

                  (vi)  accrue to Seller or any member of the Seller Group under
                        Section 10.3.1(a) unless and only to the extent that (A) the actual liability of Purchaser in respect of any single claim under Section 10.3.1(a) exceeds Five Thousand Dollars ($5,000) (a "Seller Relevant Claim") and (B) the total actual liability of Purchaser under
                        Section 10.3.1(a) in respect of all Seller Relevant Claims in the aggregate exceeds One Million Dollars ($1,000,000) (the "Seller Aggregate Amount"), in which event Seller or any member of the Seller Group shall be entitled to seek indemnification under Section 10.3.1(a) for all Seller Relevant Claims only in an amount of Damages which exceed the Seller Aggregate Amount.

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

            (b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Purchaser to the Seller Group under this Agreement, subsequent to Purchaser paying the Cash Purchase Price at Closing (as adjusted pursuant to Section 1.4), shall not exceed an additional amount equal to the Cash Purchase Price.

            (c) If Seller or any member of the Seller Group is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (other than an insurance carrier or an affiliate of Seller) in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall, at its option, either use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim, or assign to Purchaser the right of Seller or the applicable member of the Seller Group to pursue such third party. If Purchaser pays to any member of the Seller Group an amount in respect of a claim, and such member of the Seller Group subsequently recovers from a third party (other than an insurance carrier or an affiliate of Seller) a sum which is referable to that claim, Seller shall, and shall cause the applicable member of the Seller Group to, forthwith repay to Purchaser so much of the amount paid by Seller or the applicable member of the Seller Group as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller or the applicable member of the Seller Group in obtaining payment in respect of that claim and in recovering that sum from the third party.

      10.4 Method of Asserting Claims. All claims for indemnification by any Person entitled to indemnification (the "Indemnified Party") under this Article 10 will be asserted and resolved as follows:

            (a) In the event any claim or demand, for which a party hereto (an "Indemnifying Party") would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or their affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice of its claim (a "Claim Notice") to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party's ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then, subject to the immediately succeeding sentence, the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. To the extent the Third Party Claim is solely for money damages, the

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

Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

                  (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.4(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior

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

notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term "Indemnity Notice" shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

            (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

            (d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

            (e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party

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

shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party's defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all relevant depositions and the provision of all documents (subject to appropriate privileges) relevant to the defense of any claim, then, except where such failure does not materially impair the Indemnifying Party's defense of such claims after notice to the Indemnified Party and ten (10) days to cure, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

            (f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all Persons relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party's insurance policies, program, coverage, carriers or beneficiaries.

      10.5 Exclusive. Other than claims for fraud or equitable relief (which equitable relief claims are nevertheless subject to Section 10.1), any claim arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10 and the Indemnity Escrow Agreement. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article 10.

                                   ARTICLE 11

                           TAX AND COST REPORT MATTERS

      11.1 Tax Matters; Allocation of Purchase Price.

            (a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller with respect to the operation of the Hospitals for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

            (b) The Purchase Price shall be allocated among each of the Hospitals in accordance with Schedule 11.1(b). Seller and Purchaser acknowledge and agree that the portion of the Purchase Price which is allocated on Schedule 11.1(b) to Saint Vincent Hospital is the value of the property, plant and equipment of SVH only and does not reflect any value attributable to the working capital of SVH, and that the value of the property, plant and

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

equipment of SVH and all net working capital of SVH (commonly referred to as the "enterprise value") would be Seventy One Million Six Hundred Eighty Thousand Dollars ($71,680,000). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Hospitals contemplated hereby for federal and state tax purposes in accordance with such allocations, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocations without the prior written consent of the other parties. Within one hundred twenty (120) calendar days following the Closing Date, Purchaser shall provide Seller a proposed detailed allocation of the Purchase Price among each category of Assets for each of the Hospitals. Such allocation shall be in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Purchaser's proposed allocation shall become final and binding on the parties thirty (30) calendar days after Purchaser provides the proposal to Seller, unless Seller objects in writing (in which case, Seller shall propose an allocation). If the parties cannot agree on the allocation, the parties shall use commercially reasonable efforts to resolve any disputes, but if a final resolution is not reached within thirty (30) calendar days after Seller has submitted its objection in writing, each of Purchaser and Seller shall make their own independent allocation of the total consideration among each category of the Assets. To the extent Seller and Purchaser reach agreement upon the allocation (or Seller does not otherwise object in writing to Purchaser's proposed allocation as described above), Seller and Purchaser hereby agree to be bound by such allocation, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state tax purposes in accordance with such allocation, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocation without the prior written consent of the other parties.

      11.2 Cost Report Matters.

            (a) Seller shall prepare and timely file all cost reports relating to the periods ending prior to the Effective Time or required as a result of the consummation of the transactions described in this Agreement, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the "Seller Cost Reports"). Purchaser shall forward to Seller any and all correspondence relating to the Accounts Receivable, the Seller Cost Reports or rights to settlements and retroactive adjustments on the Seller Cost Reports ("Agency Settlements") within fifteen (15) business days after receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller's written approval. Purchaser shall remit any receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements within fifteen (15) business days after receipt by Purchaser (except those receipts to be retained by Purchaser pursuant to Section 11.3) and will forward any demand for payments within fifteen (15) business days. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of
Section 1.4 and the indemnification provisions of Section 10.2. Seller shall retain all rights to the Seller Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports. Seller

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

will furnish copies of the business records relating to Accounts Receivable to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

            (b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller, at Seller's expense (but only with respect to out-of-pocket costs), in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller, at Seller's expense (but only with respect to out-of-pocket costs), in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include obtaining files at the Hospitals and Purchaser's provision to Seller of data and statistics, including, without limitation, the items set forth on Schedule 11.2(b), and the coordination with Seller pursuant to reasonable notice of Medicare and Medicaid exit conferences or meetings. Purchaser shall provide to Seller such data, statistics and items requested by Seller no later than twenty (20) days after the date upon which Purchaser has received such request.

            (c) The parties acknowledge that disproportionate share payments are determined by Medicaid for a particular fiscal year based on Hospital data taken from a previous fiscal year. If a party receives after Closing one or more Medicaid disproportionate share payments in respect of a Medicaid fiscal year that straddles the Effective Time, then, regardless of the particular Medicaid fiscal year from which the data used to determine the payment was taken, the payment shall be apportioned between Seller and Purchaser based on the number of months prior to the Effective Time (in the case of Seller) and after the Effective Time (in the case of Purchaser) Seller and Purchaser each owned the Hospital.

            (d) To the extent that Medicare, Medicaid, Blue Cross and other third party payors offset any amounts owing to Purchaser for periods from and after the Effective Time, or require Purchaser to pay any amounts to such third parties for periods from and after the Effective Time, in each case, as a result of any amounts owing (or allegedly owing) to such third parties by Seller in respect of periods prior to the Effective Time (the "Offset Amounts"), Purchaser shall promptly notify Seller of the same and, within fifteen (15) business days of receipt of such notice, Seller shall reimburse Purchaser the amount that has been offset or the amount that Purchaser is required to pay, as applicable. Without limiting Seller's obligations contained in this Section 11.2(d), (i) Seller shall have the right to dispute with the applicable payor any such offsets or amounts alleged to be owed to such payor, (ii) Seller and Purchaser shall reasonably cooperate with each other in connection with Seller's pursuit of such dispute and (iii) if Purchaser subsequently receives any refund from the applicable payor of any amount which Seller has paid to Purchaser pursuant to this Section 11.2(d), Purchaser shall, within fifteen (15) business days after receipt thereof, pay such amount to Seller. Neither Seller nor Purchaser (and its respective successors-in-interest, assigns and affiliates), as the case may be, shall have the right to offset amounts payable to the other under this
Section 11.2(d) against, nor the right to contest its obligation to transfer, assign and convey to the other because of, outstanding claims, liabilities or obligations asserted by that party against the other party, including but not limited to, pursuant to the indemnification provisions of Article 10.

      11.3 Transition Patients. To compensate each of Seller and Purchaser for inpatient hospital services rendered and medicine, drugs, and supplies provided at the Hospitals (the

"Transition Services") with respect to patients who are admitted to the Hospitals prior to the Effective Time but who are not discharged until on or after the Effective Time ("Transition Patients"), the parties shall take the following actions:

            (a) It is the intent of the parties that Medicare and Medicaid not pay more for Transition Services provided by Seller and Purchaser to Transition Patients whose medical care is paid for, in whole or in part, by Medicare or Medicaid on a fee-for-service basis ("Government Program Transition Patients") than Medicare or Medicaid, as applicable, would otherwise have paid to Seller with respect to the DRG payment for such patients if the transactions contemplated in this Agreement had not occurred. Therefore, Purchaser shall provide Transition Services to each Government Program Transition Patient on behalf of Seller from the Effective Time until the earlier of: (i) the discharge of the patient; or (ii) 11:59 p.m. on the date which is thirty (30) days after the Closing Date. In the event that any Government Program Transition Patient is still admitted at any of the Hospitals at 12:00 a.m. on the date which is thirty-one (31) days after the Closing Date, the parties shall document the transfer of such patient from Seller to Purchaser in accordance with applicable Medicare or Medicaid procedures. Seller shall bill Medicare or Medicaid, as applicable, in its name and in accordance with applicable Medicare or Medicaid procedures for Transition Services furnished to each Government Program Transition Patient prior to the earlier of (i) the discharge of the patient or
(ii) 11:59 p.m. on the date which is thirty (30) days after the Closing Date. Purchaser shall not bill for any Transition Services provided to Government Program Transition Patients after the Effective Time; provided, however, that if a Government Program Transition Patient is transferred to Purchaser pursuant to this Section 11.3(a), Purchaser shall bill Medicare or Medicaid, as applicable, in its name and in accordance with applicable Medicare or Medicaid procedures only for services provided to such patient following such transfer. Purchaser shall provide to Seller copies of all medical records and other information reasonably required in order for Seller to bill Medicare and Medicaid for Transition Services and shall cooperate with Seller to facilitate such billing activities. Without limiting the foregoing, Seller and Purchaser shall achieve consensus regarding the coding of all Transition Services to be billed by Seller pursuant to this Section 11.3(a).

            (b) The aggregate reimbursement received by Seller with respect to Transition Services provided to each Government Program Transition Patient shall be apportioned between Seller and Purchaser based upon the ratio of the total charges for the Transition Services provided to such Government Program Transition Patient by Seller, or Purchaser, as the case may be, to the sum of the total charges for the Transition Services provided to such Government Program Transition Patient by Seller and Purchaser. All such payments shall be reconciled within thirty (30) days following receipt by Seller of reimbursement with respect to Transition Services provided to the applicable Government Program Transition Patient. In the event that (i) Seller receives additional amounts following a successful Medicare or Medicaid appeal (which appeal will or will not be undertaken in the discretion of the party who is entitled to the greater share of the claimed reimbursement under the apportionment methodology described above, with the cost of such appeal apportioned between the parties in a like manner) or (ii) Medicare or Medicaid reopens and adjusts such reimbursement determination, the parties shall re-apportion the aggregate reimbursement received by Seller in the manner described in this Section 11.3(b).

            (c) The parties shall document the transfer of all other Transition Patients ("Transferred Transition Patients") from Seller to Purchaser as of the Effective Time. Seller and

Purchaser shall each bill the applicable payor in accordance with applicable payor procedures for Transition Services provided by such party to each Transferred Transition Patient. In the event that either Seller or Purchaser is denied reimbursement in whole or in part as a result of any such transfer (including transfers of Government Program Transition Patients pursuant to
Section 11.3(a)), the parties shall apportion the aggregate reimbursement received by both Seller and Purchaser with respect to Transition Services provided to such patient in the manner described in Section 11.3(b).

            (d) In the event that Seller and Purchaser are unable to agree on the amounts to be paid by one party to the other, or whether any payment is due under this Section 11.3, then such amounts shall be determined by the Independent Auditor at their joint expense.

            (e) Neither party (nor their respective successors-in-interest, assigns and affiliates) shall have the right to offset amounts payable under this Section 11.3 against, or to contest its obligation to make any payment pursuant to this Section 11.3 to the other party because of, outstanding claims, liabilities or obligations asserted by such party against the other party including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Article 10.

            (f) If the Hospitals' fiscal intermediary requires or requests that Seller and Purchaser use a billing method for services rendered to Transition Patients that differs from the method described in this Section 11.3, Seller and Purchaser shall comply with the fiscal intermediary's requirement or request and shall equitably adjust the aggregate reimbursement received by Seller and Purchaser for such services to ensure that each party receives the same proportion of the aggregate reimbursement as such party would have received had the parties followed the method described above in this Section 11.3.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

      12.1 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

      12.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any one or more wholly-owned subsidiaries of Purchaser or of

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

Vanguard upon Seller's receipt of Purchaser's guaranty of such wholly-owned subsidiary's obligations, in a form reasonably acceptable to Seller. If Purchaser consents to any assignment of any of Seller's rights under this Agreement, such Seller shall remain bound by all of the obligations hereunder, including those set forth under Article 10 hereof.

      12.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and performed within the Commonwealth of Massachusetts. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any jurisdiction other than the Commonwealth of Massachusetts shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement shall be brought in the Superior Court of the Commonwealth of Massachusetts, Suffolk County or the United States District Court for the District of Massachusetts. The parties hereby consent to the jurisdiction of the Commonwealth of Massachusetts and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non conveniens.

      12.4 Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

      12.5 Exhibits, Schedules and Disclosure Schedule. The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. Notwithstanding the foregoing,
Exhibit 1.6.8, the Information Technology Transition Services Agreement which is one of the Transitional Services Agreements included among Exhibit 1.6.10, and
Exhibit 12.18 are the only exhibits which are attached hereto as of the Effective Date, and the parties have agreed, and hereby do agree, to diligently negotiate in good faith all of the other exhibits referred to in this Agreement which are not attached hereto as of the Effective Date; it being understood that it is the intention of the parties to finalize such other exhibits on mutually agreeable terms no later than thirty (30) days after the Effective Date and, upon reaching such agreement, such other exhibits shall be attached to this Agreement and incorporated herein by reference. Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections to which such disclosure may apply. To the extent Seller provides Purchaser a supplement or update to the Disclosure Schedule or the other schedules to this Agreement after the Effective Date, Purchaser shall be deemed to have approved the content of any such supplement or update unless, within five (5) business days after receipt thereof, Purchaser provides Seller with written notice that the applicable supplement or update is unacceptable to Purchaser, which unacceptability shall be determined in Purchaser's reasonable discretion (such disapproved schedules are referred to herein as the "Disapproved Schedules").

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

      12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

      If to Seller:     c/o Tenet HealthSystem Medical, Inc.
                        13737 Noel Road, Suite 100
                        Dallas, Texas 75240
                        Attention: Paul O'Neill
                        Facsimile No.: (469) 893-2214


      With a copy to:   c/o Tenet HealthSystem Medical, Inc.
                        13737 Noel Road, Suite 100
                        Dallas, Texas 75240
                        Attention: J. Brent McDonald, Esq.
                        Facsimile No.: (469) 893-7508

      With a copy to:   McDermott Will & Emery LLP
                        2049 Century Park East
                        Suite 3400
                        Los Angeles, California  90067
                        Attention: Ira J. Rappeport, Esq.
                        Facsimile No.: (310) 277-4730

      If to Purchaser:  VHS Acquisition Subsidiary Number 7, Inc.
                        20 Burton Hills Boulevard, Suite 100
                        Nashville, Tennessee 37215
                        Attention: General Counsel
                        Facsimile No.: (615) 665-6197

or at such other address as one party may designate by notice hereunder to the other parties.

      12.7 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

      12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities in connection with Seller's pursuit of any appeal of any real and personal property tax assessments on the Assets for periods prior to the

Effective Time. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings, including without limitation the filings to be made by the parties with respect to the HSR Act; or (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller and Seller's affiliates under the Confidentiality Agreement, which shall survive Closing.

      12.9 Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

      12.10 Gender and Number; Construction. In this Agreement, unless the context otherwise requires: (a) the words "herein", "hereof" and "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) references to "Articles" and "Sections" are to the Articles and Sections into which this Agreement is organized; (c) references to "Exhibits" and "Schedules" are to the Exhibits and Schedules attached hereto; (d) references to a "party" means a party to this Agreement and includes references to such party's successors and permitted assigns; (e) references to a "third party" means a Person not a party to this Agreement; (f) all references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable; and (g) unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

      12.11 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement.

      12.12 Expenses and Attorneys' Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne one-half by Seller and one-half by Purchaser: (a) all costs of the Title Commitment and the Title Policy (including the cost of any endorsements thereto); (b) all costs of the Surveys; (c) all costs of the Environmental Survey; and (d) all documentary transfer taxes and recording charges in connection with the conveyance of the Assets to Purchaser. Purchaser shall bear all costs and expenses related to the preparation and delivery of the audited financial statements of Seller with respect to the operations of the Hospitals as of December 31, 2003 and December 31, 2002, and for the 12 months ended December 31, 2003, December 31, 2002, and December 31, 2001 (collectively, the "Audited Statements"), which Audited Statements Seller provided to Purchaser prior to the Effective Date. The parties acknowledge and agree that the

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

costs and expenses described in the immediately preceding sentence with respect to the Audited Statements equal Three Hundred Seventy Eight Thousand One Hundred Dollars ($378,100). If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees. If this Agreement is terminated pursuant to Section 8.1(h), Seller shall reimburse Purchaser the reasonable out-of-pocket expenses (excluding any overhead or similar expenses of Purchaser) incurred by Purchaser in connection with the execution of this Agreement and the activities of Purchaser prior to the termination hereof which activities are reasonably related to the transactions contemplated by this Agreement.

      12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

      12.14 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the "Superseded Agreements"), which Superseded Agreements shall be of no further force or effect.

      12.15 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

      12.16 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to Persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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

      12.17 Late Payments. If Purchaser or Seller, as the case may be, shall fail to make any payment to the other on the date due, then the party failing to receive such amount to which it is entitled shall have the right to receive interest on the unpaid amount at a per annum rate equal to the prime rate reported by the Wall Street Journal under "Money Rates" on the applicable due date plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from such defaulting party, such interest accruing beginning on the calendar day after the applicable due date until payment of such amount and all interest thereon is made.

      12.18 Vanguard Guaranty. Concurrent with the execution of this Agreement, Purchaser shall cause Vanguard to execute and deliver to Seller (a) that certain Guaranty Agreement in the form of Exhibit 12.18 attached hereto (the "Vanguard Guaranty") and (b) a certificate of the Secretary of Vanguard certifying to Seller (i) the incumbency of the officers of Vanguard on the Effective Date and bearing the authentic signatures of all such officers who shall execute the Vanguard Guaranty and (ii) that all necessary corporate action has been taken by Vanguard in order to authorize the execution, delivery and performance of the Vanguard Guaranty.

      12.19 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

                          [REMAINDER OF PAGE IS BLANK]

      IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                   PURCHASER:

                                   VHS Acquisition Subsidiary Number 7, Inc., a
                                   Delaware corporation

                                   By:   /s/ Keith B. Pitts
                                         ---------------------------------------
                                   Name: Keith B. Pitts
                                   Its:  Executive Vice President

                                   SELLER:

                                   Tenet MetroWest Healthcare System,
                                   Limited Partnership, a Massachusetts
                                   limited partnership

                                           By: Tenet HealthSystem MW, Inc., its
                                               general partner

                                           By:   /s/ Paul O'Neill
                                               ---------------------------------
                                           Name: Paul O'Neill
                                           Its:  Authorized Signatory

                                   Saint Vincent Hospital, L.L.C., a
                                   Massachusetts limited liability company

                                           By:  Saint Vincent Hospital, Inc.,
                                           its managing member

                                           By:   /s/ Paul O'Neill
                                               ---------------------------------
                                           Name: Paul O'Neill
                                           Its:  Authorized Signatory

                                   OHM Services, Inc., a Massachusetts nonprofit corporation

                                           By:   /s/ Paul O'Neill
                                               ---------------------------------
                                           Name: Paul O'Neill
                                           Its:  Authorized Signatory

                              ASSET SALE AGREEMENT

                                      among

             Tenet MetroWest Healthcare System, Limited Partnership,

                       a Massachusetts limited partnership

                         Saint Vincent Hospital, L.L.C.,

                    a Massachusetts limited liability company

                               OHM Services, Inc.,

                      a Massachusetts nonprofit corporation

                                       and

                   VHS Acquisition Subsidiary Number 7, Inc.,

                             a Delaware corporation

                             DATED: October 11, 2004

                                LIST OF SCHEDULES

SCHEDULE                DESCRIPTION

Those schedules provided in the Disclosure Schedule; and

A-1                     Acute Care Hospitals

A-2                     MOBs

A-3                     Other Businesses

1.2-a                   Usage Percentage

1.2-b                   Interim Balance Sheets

1.9(a)                  Owned Real Property

1.9(b)                  Leased Real Property

1.9(c)                  Personal Property

1.9(d)                  Licenses

1.9(e)                  Leases

1.9(f)                  Contracts

1.9(g)                  Prepaids

1.9(m)                  Names of Hospitals

1.10(d)                 Excluded Proprietary Assets

1.10(v)                 Privileged and Protected Items

1.10(x)                 Excluded Prepaids

1.10(aa)                Excluded Website Content

1.10(bb)                Other Excluded Assets

1.11(c)                 Capital Leases

SCHEDULE                DESCRIPTION

1.11(i)                 Other Assumed Obligations

1.12(q)                 Other Excluded Liabilities

2.3(b)                  Government and Regulatory Consents

2.4(c)                  Material Contracts and Material Leases

2.4(d)                  Excluded Multi-Facility Contracts

2.5                     Consents

2.6(a)                  Compliance with Law

2.6(b)                  Compliance with Environmental Laws

2.6(d)                  Status of Material Contracts and Material Leases

2.7(a)                  Title to Property

2.7(b)                  Real Property Encumbrances

2.8(a)                  Material Licenses

2.8(b)                  JCAHO Accreditation Periods

2.8(c)                  Threatened Medicare or Medicaid Investigations

2.8(d)                  Audit Periods

2.10                    Financial Statements

2.11                    Legal Proceedings

2.12(a)                 Seller Plans

2.12(d)                 Seller Plan Audits

2.13(a)                 Personnel List

2.13(b)                 Collective Bargaining Agreements

SCHEDULE                DESCRIPTION

2.13(c)                 Terminated Employees

2.14                    Insurance

3.5                     Brokers - Purchaser

3.7                     Legal Proceedings - Purchaser

4.8                     Ground Leases

4.15                    Parties to Receive Estoppel Letters

5.14                    Community Benefit Obligations

7.7                     Permitted Exceptions

10.2.1                  Certain Governmental Investigations

11.1(b)                 Allocation of Purchase Price

11.2(b)                 Cost Report Data

                                LIST OF EXHIBITS

EXHIBIT                 DESCRIPTION

1.6.1                   Bills of Sale

1.6.2                   Real Estate Assignments

1.6.3                   Limited Warranty Deeds

1.6.8                   THC Guaranty

1.6.10                  Transitional Services Agreements

                        - Information Technology Transition Services Agreement

                        - Item Master Maintenance and Service Agreement

                        - QRS License Agreement

                        - License Agreement for Policy and Procedure Manuals

1.6.11                  Business Services Agreement

1.6.13                  Powers of Attorney

1.6.14                  Group Purchasing Contract

1.6.15                  Indemnity Escrow Agreement

4.12                    Environmental Survey

6.4                     Opinion of Purchaser's Counsel

7.6                     Opinion of Seller's In-House Counsel

12.18                   Vanguard Guaranty